EXHIBIT 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
COMSCORE, INC.
OPINIONCOUNTS, INC.
AND
M:METRICS, INC.
AND WITH RESPECT TO ARTICLE VI ONLY
RANDOLPH L. AUSTIN, JR.
AS STOCKHOLDER REPRESENTATIVE
Dated as of May 28, 2008

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

Exhibits

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Certificate of Merger

Exhibit C	Form of Letter of Transmittal

Exhibit D	Form of Employment Agreement

Exhibit E	Form of Non-Disclosure Agreement

Exhibit F	Form of Nonsolicitation Agreement for Non-Founders

Exhibit G	Form of Non-Competition Agreement for Founders

Exhibit H	Form of Legal Opinion

Exhibit I	Form of amendment and restatement of the Articles of Association of United Kingdom Subsidiary

Exhibit J	Form of board of directors resolution of United Kingdom Subsidiary
 -iv-

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 28, 2008, by and among comScore, Inc., a Delaware corporation (“Parent”), OpinionCounts, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and M:Metrics, Inc., a Delaware corporation (the “Company”), and with respect to Article VI only, Randolph L. Austin, Jr., as Stockholder Representative (the “Stockholder Representative”). Capitalized terms used herein shall have the meaning set forth in Section 8.2.
RECITALS
     A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.
     B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the laws of the state of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.
     C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Company will deliver to Parent evidence of the Required Stockholder Approvals.
     D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent, the Company, the Stockholder Representative and the Escrow Agent shall enter into an escrow agreement substantially in the form attached hereto as Exhibit A (with such changes as the Escrow Agent may reasonably request, the “Escrow Agreement”), pursuant to which a portion of the aggregate Merger Consideration shall be placed in an escrow account to secure the obligations set forth in Article VI.
     E. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, including the satisfaction and/or waiver of the conditions to Closing set forth in Article V, the parties hereto shall cause the Merger to be consummated by filing a statutory Certificate of Merger, substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 701 Fifth Avenue, Suite 5100, Seattle, Washington, on the date hereof. The date on which the Closing occurs is referred to herein as the “Closing Date.”
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is “M:Metrics, Inc.”. At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.
     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.
     1.6 Effect on Capital Stock.
          (a) Capital Stock. Subject to the terms and conditions of this Agreement (including the reduction for the Escrow Amount contemplated pursuant to Section 6.2), at the

Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:
               (i) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to Section 1.6(e) and the Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive (A) the Per Share Series A Preference Amount, plus (B) the Per Share Participation Amount, upon surrender of the certificate representing such share of Series A Preferred Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, if required in the manner provided in Section 1.9).
               (ii) Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to Section 1.6(e) and the Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive (A) the Per Share Series B Preference Amount, plus (B) the Per Share Participation Amount, upon surrender of the certificate representing such share of Series B Preferred Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, if required in the manner provided in Section 1.9).
               (iii) Each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to Section 1.6(e) and the Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive (A) the Per Share Series C Preference Amount, plus (B) the Per Share Participation Amount, upon surrender of the certificate representing such share of Series C Preferred Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, if required in the manner provided in Section 1.9).
               (iv) Each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to Section 1.6(e) and the Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive the Per Share Participation Amount, upon surrender of the certificate representing such share of Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, if required in the manner provided in Section 1.9).
          (b) Options.
               (i) Vested Company Options. Each Vested Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and represent the right to receive an amount in cash, without interest, with respect to each share of Company Common Stock subject thereto, equal to the excess, if any, of the Per Share Participation Amount over the per share exercise price of such Vested Company Option (the “Vested Option Consideration”); provided, that the holders of Company Options located in the United Kingdom or in France will be asked to sign a deed of release to confirm such cancellation as soon as is practicable following Closing. The payment of the Vested Option Consideration shall be subject to withholdings for all applicable Taxes as further described in Section 1.7(d), and will be paid in accordance with Section 1.7(c).
               (ii) Unvested Company Options.
                    (1) As soon as practicable following the Closing but effective as of the Effective Time, Parent shall substitute Parent Options for all Unvested Company Options that are unexpired, unexercised and outstanding immediately prior to the Effective Time. Each holder of an Unvested Company Option entitled to receive a Parent Option pursuant to this Section 1.6(b)(ii) shall receive a substitution agreement directly from Parent following the Effective Time, which substitutes a Parent Option for an Unvested Company Option. Each Unvested Company Option which is substituted for shall be canceled with no further force or effect. The holders of Company Options located in the United Kingdom or in France will be asked to sign a deed of release to confirm such cancellation and acceptance of the Parent Options.
                    (2) After substitution of a Parent Option for an Unvested Company Option, (a) each Parent Option substituted for an Unvested Company Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) equal to the product of (x) the number of shares of Company Common Stock that were issuable upon exercise of such substituted Unvested Company Option immediately prior to the Effective Time multiplied by (y) the Option Exchange Ratio, (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such substituted Unvested Company Option shall be equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock at which such substituted Unvested Company Option was exercisable immediately prior to the Effective Time by (y) the Option Exchange Ratio (the price per share, as so determined, being rounded upward to the nearest full cent), and (c) for each Unvested Company Option, the vesting schedule of each Parent Option shall be substantially similar to that of the corresponding substituted Unvested Company Option. In no event may (x) the ratio of (i) the exercise price of any Parent Option granted in substitution of an Unvested Company Option to (ii) the fair market value of the shares underlying such option immediately after the Effective Time be greater than (y) the ratio of (i) the exercise price of the substituted Unvested Company Option to (ii) the fair market value of the shares immediately prior to the Effective Time.
                    (3) Except as provided in Section 1.6(b)(ii)(2) above, each Unvested Company Option substituted for by Parent shall be exercisable and administered upon the same terms and conditions as a standard Parent Option; provided, however, that if the substitution of an Unvested Company Option (whether an incentive stock option or a nonstatutory stock option) would constitute a modification, extension or renewal, as defined in Section 424 of the Code and related Treasury Regulations, if such Unvested Company Option were an incentive stock option as defined in Section 422 of the Code, then the term or condition of each Parent Option (whether an incentive stock option or a nonstatutory stock option) that would constitute such a modification, extension or renewal if the Parent Option was an incentive stock option shall not apply and instead the corresponding term or condition of the Company Option shall apply.
               (iii) Company Options held by Employees Located in United Kingdom or France . United Kingdom income Tax and UK employee’s Class 1 primary national insurance contributions will be deducted from the Vested Option Consideration payable to Employees located in United Kingdom and equivalent deductions for Tax and social charges will be made for those Employees working in France.
          (c) Warrants. At the Effective Time, each Company Warrant pursuant to its terms shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled without any exercise or conversion thereof, without any right to receive any part of the Merger Consideration (except as provided in the Closing Payoffs).
          (d) Calculations. For purposes of calculating the amount of cash to be paid to each Company Stockholder and each holder of Vested Company Options pursuant to this Section 1.6, all amounts payable to such holder (without rounding) shall be aggregated and after such aggregation, such amount shall be rounded to the nearest whole cent. For purposes of illustration, the distribution provisions set forth in this Section 1.6 are intended to result in the distribution of the Merger Consideration substantially in the manner set forth in Schedule 1.6.
          (e) Cancellation of Treasury and Parent Owned Stock. Each share of Capital Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and without payment of any cash consideration.
          (f) Dissenting Shares.
               (i) Notwithstanding any other provision of this Agreement to the contrary, any shares of Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters rights for such shares in accordance with Section 262 of the Delaware General Corporation Laws (the “DGCL”) and has not effectively withdrawn or lost such appraisal or dissenters rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Capital Stock set forth in Section 1.6(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under Section 262 of the DGCL.
               (ii) Notwithstanding the provisions of Section 1.6(f)(i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Capital Stock set forth in Section 1.6(a), without interest, upon surrender of the certificate representing such shares in compliance with Section 1.7.

               (iii) The Company shall give Parent (A) prompt notice of any demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (B) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not make any payment or settlement offer with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer (which consent shall not be unreasonably withheld or delayed). If, as a result of any settlement or a determination made pursuant to Section 262 of the DGCL, any holder of Dissenting Shares is paid or is entitled to receive a payment for such Dissenting Shares an amount in excess of the portion of the Merger Consideration payable with respect to such shares pursuant to Section 1.6(a) (the aggregate of such excess payments with respect to all Dissenting Shares is referred to as the “Dissenting Shares Reduction Amount”) then the Stockholder Representative shall provide with Parent Joint Release Instructions to the Escrow Agent to deliver from the Escrow Amount to Parent an amount equal to the Dissenting Shares Reduction Amount.
          (g) Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and nonassessable share of common stock of the Surviving Corporation.
     1.7 Exchange Procedures.
          (a) Exchange Agent. The Escrow Agent shall also act as the exchange agent (the “Exchange Agent”) in the Merger.
          (b) Parent to Provide Funds.
               (i) Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent which shall provide that, prior to the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate amount of Merger Consideration payable to the Company Stockholders pursuant to Section 1.6(a) (the “Exchange Fund”). Subject to the other terms and conditions contained herein, the Exchange Agent shall distribute to each Company Stockholder, in accordance with Section 1.7(c) below, an amount of cash equal to the portion of the Exchange Fund payable to such Persons with respect to its shares of Capital Stock as set forth on the Merger Consideration Allocation Statement, less such amounts as may be required to be deducted or withheld therefrom pursuant to Section 1.7(d).
               (ii) Immediately following Effective Time, Parent shall deliver, in trust, to the Surviving Corporation, an amount of cash equal to the aggregate amount of the Vested Option Consideration.
          (c) Exchange Procedures; Distribution of Vested Option Consideration.
               (i) As of the Effective Time, Parent shall make available for hand pick-up from the Exchange Agent and within two (2) Business Days following the Effective Time, Parent shall use commercially reasonable efforts to cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates or an instrument or instruments (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Capital Stock, or other securities of the Company which converted into the right to receive a portion of the Exchange Fund pursuant to Sections 1.6(a): (A) a letter of transmittal substantially in the form attached hereto as Exhibit C (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the applicable portion of the Exchange Fund (including by means of hand-delivery). The letter of transmittal and instructions will include an IRS Form W-9 or applicable Form which must be completed and executed by each Company Stockholder before such Company Stockholder receives such Stockholder’s portion of the Exchange Fund. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the amount of cash constituting the portion of the Exchange Fund such holder is entitled pursuant to Section 1.6 and the Certificates so surrendered shall forthwith be canceled. Parent shall use reasonable commercial efforts to cause the Exchange Agent to make the foregoing payment by check or wire transfer, within two (2) Business Days after provision of appropriate materials to the Exchange Agent. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the portion of the Merger Consideration into which such securities shall have been so converted.
               (ii) Promptly following the delivery of the Vested Options Consideration to the Surviving Corporation, and in the case of Employees located in the United Kingdom or France, receipt from such Employee of a duly executed deed or release in accordance with Section 1.6(b)(i), the Surviving Corporation shall distribute to each holder of a Vested Company Option, an amount of cash equal to the portion of the Vested Option Consideration allocated to such holder with respect to its Vested Company Options as set forth on the Merger Consideration Allocation Statement, less such amounts as may be required to be deducted or withheld therefrom pursuant to Section 1.7(d).
          (d) Required Withholding. Subject to the last sentence of this Section 1.7(d), each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Capital Stock or Company Options (including with respect to the Vested Option Consideration) such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law, provided that any amounts so withheld are withheld from the cash portion of the consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Capital Stock and are promptly paid over to the appropriate Governmental Entity. In particular, deductions shall be made in accordance with payments in respect of the employees in the United Kingdom and France in accordance with Section 1.6 (b)(iii). To the extent such amounts are so deducted or withheld and paid over, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
          (e) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Capital Stock or Company Option for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements.
          (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of the Company’s securities pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of the Company’s securities pursuant to this Article I shall promptly be paid to Parent.
          (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of Parent, be delivered to Parent or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with, or otherwise complied with, this Section 1.7 shall after such delivery to Parent look only to Parent and the Surviving Corporation for the portion of the Merger Consideration pursuant to Section 1.6(a) with respect to the shares of Capital Stock formerly represented thereby. If any Certificate shall not have been surrendered immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity, any such portion of the Exchange Fund remaining unclaimed by holders of the Company’s Capital Stock immediately prior to such time shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
     1.8 No Further Ownership Rights in Capital Stock. All Merger Consideration paid upon the surrender for exchange of shares of Capital Stock and Company Options in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Capital Stock and Company Options and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
     1.9 Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall transfer in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof (in form and substance reasonably acceptable to Parent), such amount of cash constituting the applicable portion of the Merger Consideration pursuant to Section 1.6(a) with respect to the shares of Capital Stock or Company Options formerly represented thereby. In such case, all references in this Agreement to the applicable Certificate shall mean the Certificate or such affidavit.
     1.10 Further Action.  At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, it Subsidiaries and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, its Subsidiaries and

Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
     1.11 Merger Consideration Adjustments.
          (a) Closing Payment Adjustment. The Company has delivered to Parent and Merger Sub a certificate signed by an officer of the Company (the “Preliminary Statement”) setting forth the Company’s good faith estimate (including all calculations in reasonable detail) of (x) the Net Working Capital as of the Closing Date (the “Preliminary WC”) (y) the Cash as of the Closing Date (the “Preliminary Cash”) and (z) the balance sheet for the Company and its Subsidiary as of the Closing Date prepared in accordance with GAAP (the “Closing Balance Sheet”). The Preliminary Statement was prepared by applying GAAP as modified by the definitions of Net Working Capital and Cash. If (i) the Preliminary WC is less than negative Eight Million Three Hundred Thousand Dollars (-8,300,000) (the “Target”), the amount of the Merger Consideration payable at Closing will be decreased dollar-for-dollar by such shortfall and (ii) if the Preliminary Cash is less than $300,000 (the “Cash Target”), the amount of the Merger Consideration payable at Closing will be decreased dollar-for-dollar by such shortfall; provided, that no such adjustment will be made for any shortfall equal to $100,000 or less. The adjustments to the amount of the Merger Consideration payable at Closing made pursuant to clause (i) or clause (ii) immediately above, each is referred to herein as a “Preliminary Negative Adjustment”, as applicable.
          (b) Calculation of Post-Closing Adjustments.
               (i) Subject to Section 1.11(b)(iii), the Merger Consideration will be: (A) increased dollar-for-dollar by the amount that the Final Net Working Capital (calculated as provided in Section 1.11(c) below) is greater than the Preliminary WC, provided, that in no event will it be increased by more than the applicable Preliminary Negative Adjustment (the amount of such upward adjustment, the “Excess WC”), or (B) decreased dollar-for-dollar by the amount that the Final Net Working Capital is less than the Preliminary WC; provided, further that, with respect to clause (B), no such adjustment will be made for any difference equal to $100,000 or less. If no Preliminary Negative Adjustment was made under Section 1.11(a)(i), then the Preliminary WC will be deemed to be equal to the Target for purposes of this Section 1.11(b)(i).
               (ii) Subject to Section 1.11(b)(iii), the Merger Consideration will be: (A) increased dollar-for-dollar by the amount that the Final Cash (calculated as provided in Section 1.11(c) below) is greater than the Preliminary Cash, provided, that in no event will it be increased by more than the Preliminary Negative Adjustment unless the Final Cash is in excess of $800,000, in which case the Merger Consideration will be increased dollar-for-dollar by the sum of (x) amount of the Preliminary Negative Adjustment, if any, and (y) the amount by which the Final Cash (calculated as provided in Section 1.11(c) below) is greater than $800,000 (the amount of such upward adjustment, “Excess Cash” and together with Excess WC, the “Final Positive Adjustments”), or (B) decreased dollar-for-dollar by the amount that the Final Cash is less than the Preliminary Cash; provided, further that, with respect to clause (A) no adjustment will be made for any difference equal to $100,000 or less (unless there was a Preliminary

Negative Adjustment with respect thereto) and with respect to clause (B), no such adjustment will be made for any difference equal to $100,000 or less. If no Preliminary Negative Adjustment was made under Section 1.11(a)(ii), then the Preliminary Cash will be deemed to be equal to the Cash Target for purposes of this Section 1.11(b)(ii).
               (iii) Notwithstanding clauses (i) and (ii) immediately above, prior to making any payment pursuant to 1.11(d) below, the negative and positive adjustments provided for in Sections 1.11(b)(i) and (ii) shall be aggregated and, to the extent the aggregation results in an overall increase to the Merger Consideration, the amount of such increase shall be paid to the Company Stockholders and holders of Vested Company Options as provided in Section 1.11(d) and, to the extent such aggregation results in an overall decrease to the Merger Consideration, the amount of such decrease shall be paid to Parent as provided in Section 1.11(d).
          (c) Determination of Net Working Capital and Cash. No later than ninety (90) days following the Closing Date, Parent will prepare and deliver to the Stockholder Representative, Parent’s good faith determination of the actual Net Working Capital and Cash as of the Closing, and identifying any adjustments to the Merger Consideration under Section 1.11(b) as a result of such determinations. If the Stockholder Representative does not object to Parent’s determinations within thirty (30) days after receipt thereof, or accepts such determinations in writing during such thirty (30) day period, the Merger Consideration will be adjusted as set forth in Parent’s notice of its determinations, and payment made in accordance with Section 1.11(d). If the Stockholder Representative objects to all or part of Parent’s determinations, the Stockholder Representative will notify Parent in writing of such objections within thirty (30) days after the Stockholder Representative’s receipt thereof (such notice setting forth in reasonable detail the basis for such objections). During such thirty (30) day period, Parent will permit the Stockholder Representative access to such work papers relating to the preparation of Parent’s determinations as may be reasonably necessary to review in detail the manner in which Parent’s determinations were prepared. Parent and the Stockholder Representative will thereafter negotiate in good faith to resolve any such objections. If Parent and the Stockholder Representative are unable to resolve all of such differences within twenty (20) calendar days of Parent’s receipt of the Stockholder Representatives objections, either Parent or the Stockholder Representative may require the other party to resolve such dispute by way of the Dispute Resolution Procedure by providing such other party written notice of such demand. The term “Final Net Working Capital” and “Final Cash” means the definitive Net Working Capital and definitive Cash as determined pursuant to this Section 1.11(c).
          (d) Payment of Working Capital Purchase Price Adjustment. The amount of any increase to the Merger Consideration (as adjusted pursuant to Section 1.11(a)), pursuant to Section 1.11(b)  will be paid by Parent by wire transfer in immediately available funds as to the Company Stockholders and holders of Vested Company Options, on a pro rata basis in accordance with the number of shares of Common Stock held, or issuable upon conversion of, shares of Preferred Stock held or upon exercise of the Vested Company Options held, by the Company Stockholders and holders of Vested Company Options; provided, however, that Parent will deduct from the payments otherwise payable to the Company Stockholders, based on their Pro Rata Portions, an amount equal to fifteen percent (15%) of the aggregate increase and the aggregate amount of such deductions shall be delivered by Parent to the Escrow Agent to be added to the Escrow Amount. Any such amounts payable to the Company Stockholders shall be deposited by Parent with the Exchange Agent for distribution to the Company Stockholders and any such amounts payable to the holders of Vested Company Options shall be deposited, in trust, with the Surviving Corporation for prompt distribution to the holders of Vested Company Options, in each case, in accordance with the allocation set forth in the previous sentence and subject to Section 1.7(d). Any payment owed by the Company Stockholders pursuant to Section 1.11(b) will be payable solely from the Escrow Fund upon written demand by Parent and the Stockholder Representative shall provide with Parent Joint Release Instructions to the Escrow Agent to deliver from the Escrow Amount to Parent an amount equal to such owed payment hereunder. Any such payments will be made within five (5) Business Days of the determination of the Final Net Working Capital and Final Cash.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Parent and Merger Sub as of the date hereof, except as set forth in the disclosure letter (referencing the appropriate section or subsection of this Agreement, as applicable) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), as follows:
     2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.
          (a) Organization; Standing and Power. The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction (local, state, national or foreign) in which character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 2.1(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has ever used any corporate, fictitious or other name in the conduct of the Company’s and its Subsidiaries’ business or in connection with the use and operation of the assets of the Company and its Subsidiaries. Section 2.1(a) of the Company Disclosure Letter lists all current directors and officers of the Company and each of its Subsidiaries.
          (b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the Certificate of Incorporation, memorandum and articles of association (having embodied or annexed to it a copy of each resolution or agreement referred to in section 2(1) of the Companies Act 2006) as amended to date, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company

Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents. The minute books and records of the proceedings of the Company and each of its Subsidiaries, copies of which have been delivered or otherwise made available to Parent and, to the extent available to the Company, originals of which will be delivered to Parent on the Closing Date, are true, correct and complete in all material respects. In respect of each of the Company’s Subsidiaries, there are no restrictions on the exercise of the powers of the board of directors or unusual requirements as to quorum or the manner of holding board meetings and each of the Company’s Subsidiaries have the power to hold board meetings by telephone conference call.
          (c) The rights, preferences, privileges or restrictions of the issued share capital of the Company’s Subsidiaries are as stated in the Subsidiary Charter Documents. All resolutions have been properly passed as resolutions of each of the Company’s Subsidiaries and duly filed with the Registrar of Companies or its equivalent. Section 2.1(c) of the Company Disclosure Letter lists every state or foreign jurisdiction in which the Company’s Subsidiaries have employees, assets or facilities.
          (d) Subsidiaries. Section 2.1(d) of the Company Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Company, including (i) its name and jurisdiction of incorporation or formation, as applicable, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iii) the number of shares of its capital stock held in treasury. The Subsidiaries of the Company have no authorized or issued shares of capital stock other than the shares listed in Section 2.1(d) of the Company Disclosure Letter and the issued shares listed in Section 2.1(d) constitute the aggregate of the entire issued share capital of each of the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all pledges, liens, charges, mortgages, easements, encumbrances, and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens or liens created by or imposed by securities laws, and are duly authorized, validly issued, full paid and nonassessable. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.
          (e) Subsidiary Books and Registers.
               (i) The register of members and statutory books of each of the Subsidiaries of the Company contain accurate records of the members of that company and all the other information which the Subsidiaries of the Company are required to contain under the Companies Act. All returns, particulars, resolutions and other documents required to be delivered by the Subsidiaries of the Company to the Registrar of Companies (or its equivalent) have been duly delivered and no fines or penalties are outstanding.

               (ii) The Subsidiaries of the Company have not received any notice of any application nor is the Company aware of any intended application for the rectification of its Subsidiaries’ register of members.
               (iii) No Person has any present, future or contingent right to call for the allotment conversion or transfer of or to be entered into the register of members as the holder of any share or loan capital of the Subsidiaries of the Company and there is no Lien on the shares of the Subsidiaries of the Company nor any arrangements or obligations to create a Lien. No claim has been made by any Person that they are entitled to any such right or have the benefit of such Lien.
     2.2 Capital Structure.
          (a) Capital Stock. The authorized capital stock of the Company consists of: (i) 25,500,000 shares of Common Stock, and (ii) 14,334,604 shares of Preferred Stock, of which 3,661,930 shares have been designated as Series A Preferred Stock, 6,252,334 shares have been designated as Series B Preferred Stock and 4,420,340 shares have been designated as Series C Preferred Stock. At the close of business on the date hereof: 3,238,375 shares of Common Stock were issued and outstanding, 3,000,000 shares of which are held by the Founders; 3,661,930 shares of Series A Preferred Stock were issued and outstanding, 6,252,334 shares of Series B Preferred Stock were issued and outstanding and 4,302,265 shares of Series C Preferred Stock were issued and outstanding and 30,369 were reserved for issuance upon exercise of Company Warrants; and 2,739,676 shares of Common Stock were reserved for issuance upon exercise of options granted pursuant to the Company Option Plan, of which 2,369,974 shares are subject to outstanding Company Options, 15,228 were reserved for issuance upon exercise of Company Warrants. No shares of Common Stock are owned or held by any Subsidiary of the Company. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable, and are not subject to (and were issued in compliance with) any preemptive rights or rights of first refusal created by statute, the Company Charter Documents or any Contract to which the Company is a party or by which it is bound. Section 2.2(a) of the Company Disclosure Letter sets forth a true, complete and correct list of the following: (i) a capitalization table showing the name and address of each holder of any Company securities and the Company securities held by each such person or entity and (ii) a complete stock ledger showing the full and legal name and address of each holder of any Capital Stock, the date of issuance, the date of the approval of the Company’s Board of Directors of such issuance, the class/series of stock, the number of shares held by such Person, and whether the stock is issued and outstanding (and if not, the reason it is no longer issued and outstanding).
          (b) Stock Options and Warrants. Section 2.2(b) of the Company Disclosure Letter sets forth a true, complete and correct list of the following: (i) the full and legal name and address of each persons who, at the close of business on the date hereof, hold outstanding Company Warrants or Company Options indicating, with respect to each Company Option and Company Warrant then outstanding, the number of shares of Common Stock and Preferred Stock subject to such Company Option or Company Warrant, and the exercise price applicable thereto and the date of grant, vesting schedule, whether such Company Option is an incentive stock option or a non-qualified stock option, whether such Company Option was granted outside the Company Option Plan, and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether the vesting of such Company Option or Company Warrant will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. All Unvested Company Options are held by employees or consultants of the Company or its Subsidiary, such Persons are all natural persons and all of whom are current service providers of the Company or its Subsidiary.
          (c) Other Securities. Except as otherwise set forth in this Section 2.2 or in Sections 2.2(a) and 2.2(b) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, Contracts, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell or cause to be issued, delivered or sold additional shares of capital stock, voting debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such security, option, warrant, call, right, Contract, obligation or undertaking. All outstanding shares of Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements. There are not any outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, other than pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.
          (d) Except as set forth in Section 2.3(d) of the Company Disclosure Letter, there are no outstanding debt securities or outstanding loan capital of the Subsidiaries of the Company.
          (e) The Subsidiaries of the Company have not provided any financial assistance as defined in section 152(1) of the Companies Act directly or indirectly for purpose of acquiring its own shares or those of any of its holding companies or reducing or discharging any liability so incurred.
          (f) The Subsidiaries of the Company have not redeemed or purchased or agreed to redeem or purchase any of its share capital or passed any resolutions authorizing any such redemption or purchase or entered into or agreed to enter into any contingent purchase contract (as defined in section 165(1) of the Companies Act) or passed any resolutions approving any such contract or made any capitalization of reserves.

          (g) No share in the capital of any of the Subsidiaries of the Company has been issued or transferred except in accordance with its bylaws or articles of association and no share in the capital of any of the Subsidiaries of the Company has been issued for a consideration other than cash.
     2.3 Authority; Non-Contravention; Necessary Consents.
          (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.
          (b) Board Approval. As of the date hereof, the Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held (which resolutions have not been subsequently rescinded or modified in any way), (i) determined the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of the Company vote in favor of the adoption of this Agreement and directed that such matter be submitted to Company’s stockholders for approval.
          (c) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not (or an event that with notice or lapse of time or both would become a default): (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement by the Company Stockholders as contemplated in Section 2.3(a) and compliance with the requirements set forth in Section 2.3(d), conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract, or (iv) require the consent, notice, waiver, or approval of any Person (other than a Governmental Entity) except in each of the foregoing clauses (i) – (ii) as would not reasonably be expected to have a Material Adverse Effect on the Company.
          (d) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and satisfaction of such other requirements of comparable Legal Requirements of foreign jurisdictions, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country (iv) such consents, waivers, authorizations, filings, approvals and registrations, which if not obtained or made would not be material to the Company and its Subsidiaries (taken as a whole) or materially adversely affect the ability of the parties hereto to consummate the Merger within the timeframe in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, authorization, filing, approval or registration and (v) the consents, notices, waivers and approvals listed in Section 2.3(d) of the Company Disclosure Letter. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) as well as the consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, listed, on Section 2.3(d) and Section 2.3(c) of the Company Disclosure Letter and specifically designated a Necessary Consent at the request of Parent therein, are referred to herein as the “Necessary Consents.”
     2.4 Financial Statements.  Section 2.4 of the Company Disclosure Letter includes complete copies of the following financial statement for the Company: (a) the Company’s audited consolidated balance sheet as of December 31, 2006 and December 31, 2007 and related statement of income and cash flows for the twelve months ended December 31, 2006 and December 31, 2007, (b) the Company’s unaudited consolidated balance sheet as of April 30, 2008 and related statement of income and cash flows for the four-month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that unaudited financial statements do not have footnotes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements are true and correct in all material respects and present fairly the financial condition and operating results of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments, which will not be material in the aggregate. The Company maintains a standard system of accounting established and administered in accordance with GAAP. Further, the Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) the Company and each of its Subsidiaries maintains no off-the-

book accounts and that the Company’s and each Subsidiary’s assets are used only in accordance with management directives and (ii) transactions are executed with management’s authorization. The Company’s unaudited balance sheet as of April 30, 2008, is referred to as the “Company Balance Sheet.”
     2.5 Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except for (i) liabilities set forth or provided for on the Company Balance Sheet, (ii) liabilities which have arisen or have been incurred in the ordinary course of business (other than liabilities for breach of Contract) since the date of the Company Balance Sheet, and which are less than $100,000 in the aggregate other than in connection with payroll and payments to suppliers in the ordinary course of business, (iii) obligations to be performed after the date hereof by the Company pursuant to Contracts in effect as of the date hereof, or (iv) liabilities incurred in connection with this Agreement or the transactions contemplated hereby which, in all cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company and its Subsidiaries (taken as a whole).
     2.6 Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet, the Company and its Subsidiaries have operated in the ordinary course of business consistent with past practice and there has not been, accrued or arisen:
          (a) Any change, event or condition that has resulted in or could reasonably be expected to result in a Material Adverse Effect on the Company or its Subsidiaries, taken as whole;
          (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock;
          (c) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;
          (d) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;
          (e) any resignation or termination of any officer or director;
          (f) any increase in or modification of the compensation or benefits (including severance or termination) payable or to become payable to any Employee of the Company or any Subsidiary of the Company or any change in severance policies or practices;
          (g) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

          (h) any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business;
          (i) any damage, destruction or loss not covered by insurance adversely affecting the assets of the Company or any of its Subsidiaries or materially and adversely affecting the business of the Company or its Subsidiaries;
          (j) (i) any acquisition by the Company or any of its Subsidiaries of, or agreement by the Company or any of its Subsidiaries to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by an other manner, any Person; or (ii) any acquisition, sale, transfer or exclusive license of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;
          (k) any Company Material Contract entered into by the Company or any Subsidiary, other than in the ordinary course of business and as referenced in Section 2.16(a) of the Company Disclosure Letter, or any material amendment or termination of, or default under any Company Material Contract; or
          (l) any agreement or commitment by the Company or any of its Subsidiaries to any of the things described in the preceding clauses (a) through (k) (other than negotiations regarding the transactions contemplated by this Agreement).
     2.7 Taxes.
          (a) Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, estimated, alternative minimum, severance, windfall profit, environmental, custom, duty, withholding, payroll (including under any Pay As You Earn regime and French Social Security regime), recapture, employment, excise and property (real and personal) taxes, corporation tax, capital gains tax, inheritance tax, wealth taxes, stamp duty and stamp duty land tax, together with all interest, penalties and additions imposed with respect to such amounts.
          (b) Tax Returns and Audits.
               (i) The Company and each of its Subsidiaries have prepared and timely filed all required federal, state, local and foreign returns, estimates, declarations, claims for refund, information statements and reports (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their respective operations and such Tax Returns are true, correct and complete in all material respects and have been prepared and completed in accordance with applicable Legal Requirements.
               (ii) The Company and each of its Subsidiaries have fully and timely paid all Taxes required to be paid whether or not shown on any Tax Return. No claim has ever been made by any Taxing authority in a jurisdiction where the Company or any of its Subsidiaries have not filed Tax Returns that the Company or any of its Subsidiaries are or may be subject to Tax by that jurisdiction and neither the Company nor any of its Subsidiaries has any permanent establishment or taxable presence in any jurisdiction outside its territory of incorporation.
               (iii) The Company and each of its Subsidiaries have fully and timely paid or withheld with respect to their Employees (and paid over to the appropriate Taxing authority) all Taxes required to be paid or withheld and have maintained in all material respects complete, correct and up-to-date records.
               (iv) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.
               (v) No audit, enquiry or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit, enquiry or other examination.
               (vi) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.
               (vii) There are no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Permitted Liens.
               (viii) Neither the Company nor any of its Subsidiaries is a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (ix) Neither the Company nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or a fiscal consolidation or fiscal unity for the purposes of any Tax (including, for the avoidance of doubt, for any value added tax purposes), (b) owes any amount under any Tax sharing, indemnification or allocation agreement or group payment arrangement, or (c) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
               (x) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (xi) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or on behalf of the Company or any of its Subsidiaries which would have binding effect on the Company or any of its Subsidiaries for any taxable year ending after the Closing Date.
               (xii) Neither the Company nor any of its Subsidiaries (a) has made a change in method of accounting, (b) has agreed or is required to make a change in method of accounting in its Tax Returns that would require either the Company or any of its Subsidiaries to make any adjustment to their respective computation of income pursuant to Section 481(a) of the Code (or any predecessor provision), or (c) has an application pending with any Taxing authority requesting permission for any such change in any accounting method of the Company and no Governmental Entity has proposed in writing any such adjustment or change in accounting method.
               (xiii) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code or similar provision of state, local or foreign law.
               (xiv) Neither the Company nor any of its Subsidiaries has entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign law.
               (xv) All capital expenditure incurred by the Company or any of its Subsidiaries on or before the date of the Company Balance Sheet and in respect of which claims for capital allowance or tax depreciation have or will be made has qualified and will continue to qualify as qualifying expenditure for such purposes and all capital expenditure incurred since the date of the Company Balance Sheet or to be incurred under a contract made before the Closing Date by the Company or any of its Subsidiaries is qualifying expenditure for these purposes.
               (xvi) Neither the Company nor any of its Subsidiaries has within the past six years entered into or been involved in any transaction, series of transactions, scheme or arrangement which, or any part of which, may, by reason of the fact that a Tax advantage was sought or obtained, for any Tax purpose be disregarded, reconstructed or otherwise treated as being different from the transaction, series of transactions, scheme or arrangement as contemplated or intended by the Company or any of its Subsidiaries.
               (xvii) No Tax authority has within the past six years investigated any transaction, series of transactions, scheme or arrangement involving the Company or any of its Subsidiaries with a view to applying any transfer pricing or equivalent legislation or legal principles in any other jurisdiction, and no circumstances exist which could result in any liability or increased liability of the Company or any of its Subsidiaries to Tax if such investigation were undertaken.
               (xviii) Neither the Company nor any of its Subsidiaries will become liable to pay or make reimbursement or indemnity in respect of any Tax in consequence of the failure by any other person to discharge that Tax within any specified period or otherwise, where such Tax relates to events or circumstances arising or deemed to arise prior to Closing.

               (xix) No circumstances exist such that a power of sale could be exercised in relation to any shares, securities, or other asset of the Company or any of its Subsidiaries pursuant to Section 212 IHTA 1984.
               (xx) Neither the Company nor any of its Subsidiaries has (A) consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6111 or 6112 of the Code, applicable United States Treasury Regulations or other published guidance from the Internal Revenue Service or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.
               (xxi) Neither the signing of this Agreement nor Closing will result in any profit or gain being deemed to accrue to the Company or any of its Subsidiaries for the purposes of Tax.
               (xxii) No transfers of capital assets (other than trading stock and work in progress) has occurred at any time to or from the Company or any of its Subsidiaries to any company within the same group.
               (xxiii) The Company and its Subsidiaries are registered and taxable persons for the purposes of any value added taxes and neither the Company nor any of its Subsidiaries has ever been treated for such purposes as a member of a group, and has maintained and obtained full, complete, correct and up-to-date records, invoices and other records (as the case may be) appropriate or requisite for the purposes thereof.
               (xxiv) Neither the Company nor any of its Subsidiaries holds an interest in any buildings or land in respect of which the Company, its Subsidiaries or any other person has made an election to waive the exemption to value added tax.
               (xxv) The Company and each of its Subsidiaries is entitled to obtain full credit for all sums which they have purported to have incurred by way of input Tax and there are no circumstances by reason of which the Company or any of its Subsidiaries may cease to be so entitled and neither the Company nor any of the Subsidiaries hold assets to which the capital goods scheme would apply.
               (xxvi) The Company and each of its Subsidiaries has duly paid all stamp duty, stamp duty land Tax and all stamp duty reserve Tax for which they are or have at any time been liable and neither the Company nor any of its Subsidiaries is liable to pay any penalty, interest or fine in respect of stamp duty, stamp duty land Tax or stamp duty reserve Tax.
               (xxvii) Any document that may be necessary or desirable in proving title of the Company or any of its Subsidiaries to any asset which is owned by the Company or any of its Subsidiaries at Closing, and each document which the Company or any of its Subsidiaries may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes. No such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.
     2.8 Intellectual Property.
          (a) Definitions
               (i) For purposes of Section 2.8(b) through and including (s), “Company” means the Company and its Subsidiaries.
               (ii) “Company Business” means the design, development, manufacture, marketing and sale of Company Products as conducted as of the date hereof, and as conducted in the past.
               (iii) “Company Intellectual Property Rights” means Intellectual Property Rights owned by the Company and its Subsidiaries, or in which the Company or any of its Subsidiaries claims, or exercises the rights to ownership.
               (iv) “Company Products” means the products or services manufactured, marketed, licensed or sold or provided by the Company and its Subsidiaries in the past, or currently, or offered to be licensed or sold by the Company or its Subsidiaries, and includes products or services under development.
               (v) “Intellectual Property” means all intellectual property, regardless of form, including, without limitation: (1) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings (“Works of Authorship”); (2) inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (3) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, product designs, and product features, trademarks, service marks, and trade names, (“Trademarks”); (4) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, trade secrets, know-how, methods, processes, data, programs, prototypes, systems, and techniques (“Confidential Information”), and (5) rights in world wide web addresses, domain names, and related registrations.
               (vi) “Intellectual Property Rights” means all rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including, without limitation: (1) rights in, arising out of, or associated with Works of Authorship, including rights granted under the Copyright Act (“Copyrights”); (2) rights in, arising out of, or associated with Inventions, including rights granted under the Patent Act (“Patent Rights”); (3) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act (“Trademark Rights”); and (4) rights in, arising out of, or associated with Confidential Information, including rights granted under the Uniform Trade Secrets Act (“Trade Secret Rights”).

               (vii) “Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority in any jurisdiction, including, without limitation, all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights, and all applications associated with Trademark Rights and Copyrights.
          (b) Section 2.8(b) of the Company Disclosure Letter (i) lists all Registered Intellectual Property Rights owned by, filed in the name of, applied for by the Company (“Company Registered Intellectual Property Rights”); and (ii) lists all actions that must be taken by the Company within sixty (60) days of the Closing Date to maintain the validity or enforceability of the Company Registered Intellectual Property Rights.
          (c) The Company owns the Company Intellectual Property Rights. The Company has no Knowledge of any third parties that claim to own any Company Intellectual Property Rights, or any Lien with respect to such Company Intellectual Property Rights, except for Permitted Liens. The Company has taken commercially reasonable steps to protect Company Intellectual Property Rights, including, without limitation, requiring current or former employees, consultants and contractors of the Company to the extent such consultants or contractors have been engaged to create specifically for the Company any material Intellectual Property used in Company Products or used in the Company Business, to assign to the Company all of their right, title and interest in such material Intellectual Property, and to the Knowledge of the Company, no party to any such agreement is in breach thereof.
          (d) To the Knowledge of the Company, the Company Intellectual Property Rights are valid and enforceable. The Company has no Knowledge of any facts or circumstances that could impair the validity or enforceability of any Company Intellectual Property Rights, or adversely affect the Company Registered Intellectual Property Rights, or the registrations of such rights.
          (e) The conduct of the Company Business does not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of a third party. The Company has not received written notice of a claim that the conduct of the Company Business infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third party, and, to the Knowledge of the Company, no person has made any other claim that the conduct of the Company Business infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third party.
          (f) The Contracts listed in Section 2.8(f) of the Company Disclosure Letter include all Contracts, to which Company is a party with respect to any Intellectual Property of any Person other than Company (“Inbound Licenses”), (other than “shrink-wrap” and similar widely available commercial end-user licenses, which are not required to be listed, but for the avoidance of doubt are included in the definition of Inbound Licenses.) No person other than Company has ownership rights to improvements made by Company in Company Intellectual Property, and in Intellectual Property that has been licensed to Company under the Inbound Licenses.

          (g) The Company Intellectual Property, together with the Inbound Licenses, includes all Intellectual Property used in or necessary to the conduct of the Company Business.
          (h) Section 2.8(h) of the Company Disclosure Letter sets forth all Contracts, agreements or other licenses pursuant to which the Company grants any rights under any Company Intellectual Property to any Person (“Outbound Licenses”) (other than the standard licenses granted pursuant to Company’s standard form of agreement, which are not required to be listed, but for the avoidance of doubt are included in the definition of Outbound Licenses). No Outbound Licenses grant any exclusive license to use, or joint ownership of, any Company Intellectual Property.
          (i) There are no Inbound Licenses or Outbound Licenses under which there is any dispute raised by the Company, or the Company’s Knowledge, raised by the other party to such agreement, regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder. The Company is not in default or material breach of any of the Outbound or Inbound Licenses, and, to the Knowledge of the Company, no other party to such Outbound or Inbound Licenses is in material breach or default.
          (j) The Company may exercise, transfer, or license the Company Intellectual Property Rights without restriction or payment to a third party.
          (k) The Company takes reasonable steps to maintain the secrecy of Confidential Information from which the Company derives independent economic value, actual or potential, from the Confidential Information not being generally known. The Company has used commercially reasonable efforts to enforce a policy requiring all personnel and third persons having access to such Confidential Information to execute a written agreement which provides protection for such Confidential Information, and to the Knowledge of the Company, no party to any such agreement is in breach thereof.
          (l) To the Knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating the Company Intellectual Property Rights.
          (m) Section 2.8(m) of the Disclosure Letter sets forth all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL))(“Open Source Materials”) distributed in or with the Company Products, necessary for the use of the Company Products, or combined with the Company Products.
          (n) The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or such Subsidiary with respect to any Company Intellectual Property.
          (o) Privacy. The Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and the Company has not violated any person’s rights to privacy, publicity, endorsement, or similar right. The Company has complied in all material respects with its privacy policies and guidelines, if any, relating to privacy, personal data protection, and the collection, processing and use of personal information. The Company takes commercially reasonable measures to ensure that such information is protected against unauthorized access, use, or modification.
          (p) Information Technology. The Company has taken commercially reasonable steps and implemented commercially reasonable procedures with respect to protecting its information technology systems used in connection with the operation of the Company from any material unauthorized disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of data or other software (“Contaminants”). The Company has disaster recovery plans, procedures and facilities for the Company Business and have taken commercially reasonable steps with respect to safeguarding the information technology systems utilized in the operation of the Company Business of the Company as it is currently conducted. To the Knowledge of the Company, there have been no successful unauthorized intrusions or material breaches of the security of the information technology systems of the Company. The Company has implemented commercially reasonable security patches or upgrades that are generally available to the Company for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.
          (q) Source Code. Section 2.8(q) of the Disclosure Letter identifies each Contract pursuant to which the Company has deposited with an escrow agent or any other Person, any of its source code for Company Products. The execution of this Agreement and the consummation of any of the transactions will not result in a release of any Company source code or the grant of incremental rights to a Person with regard to such source code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, to any person of any such escrowed Company source code under any Contract, and no such source code has been disclosed, delivered or licensed to a third person, excluding disclosures or licenses to consultants and contractors who are performing software development, maintenance and disaster recovery services for Company.
          (r) No Default/No Conflict. Nothing in the terms of the Inbound License agreements provides that the consummation of any of the transactions contemplated under this Agreement will result in the loss of Company’s rights in any Intellectual Property used by it in the Company Business pursuant to an Inbound License.
          (s) No Order. There are no consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or, inter partes decisions, to which the Company is a party or otherwise bound, that (i) restrict the rights of the Company to use, transfer, license or enforce any of the Company Intellectual Property Rights, (ii) restrict the conduct of the Company Business of the Company in order to accommodate a third person’s Intellectual Property Rights, or (iii) grant any third person any right with respect to any Company Intellectual Property.

     2.9 Compliance; Permits.
          (a) Compliance. Neither the Company nor any of its Subsidiaries is in conflict in any material respect with, or in default or in violation in any material respect of, any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Company Business. To the Knowledge of the Company, neither the Company nor any Subsidiary has received notice alleging any violations of Legal Requirements within the last twenty-four (24) months from the date hereof.
          (b) Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, authorizations, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are material to the operation of the Company Business, taken as a whole (collectively, “Company Permits”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.
     2.10 Litigation.  There are no claims, suits, actions, proceedings, or to the Knowledge of the Company, investigations, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (or to the Knowledge of the Company, its or its Subsidiaries’ securities or assets) before any tribunal, court, governmental department, commission, agency, instrumentality or authority or other Governmental Entity. Neither the Company nor any of its Subsidiaries is subject to any outstanding writ, arbitration, decision, injunction, judgment, order or decrees. Section 2.10 of the Company Disclosure Letter briefly describes any litigation or arbitration to which the Company or any of its Subsidiaries was a party since January 1, 2005.
     2.11 Brokers’ and Finders’ Fees; Fees and Expenses.  Except for fees payable to The Jordan Edmiston Group, Inc., neither the Company nor any of its Subsidiaries has incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.
     2.12 Employee Benefit Plans.
          (a) Schedule. Section 2.12(a) of the Company Disclosure Letter sets forth a list as of the date hereof of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, loan (other than travel allowances and relocation packages), fringe benefit, disability, sabbatical and other plan or arrangement providing benefits to any current or former employees, consultant or director of the Company or its Subsidiaries (each, an “Employee”) pursuant to which the Company or its Subsidiaries have or could have material liability (each a “Company Benefit Plan”). With respect to each Company Benefit Plan, the Company has provided, or made available to Parent: (i) current, accurate and complete copies of each such Company Benefit Plan and all material contracts relating thereto (including, without limitation, all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other material documents or instruments relating thereto), and in the case of any Company Benefit Plan that is not in written form, an accurate description of all material aspects of that Company Benefit Plan; (ii) copies of the most recent IRS determination letter (including copies of any outstanding requests for determination letters) or opinion letter with respect to each such Company Benefit Plan which is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to qualify under Section 401(a) of the Code; (iii) in the case of any Company Benefit Plan that includes a “cash or deferred arrangement” as defined in Section 401(k)(2) of the Code, copies of the non-discrimination testing results for that Company Benefit Plan for the three (3) most recent plan years; (iv) copies of the three (3) most recent annual reports (Form Series 5500 and accompanying schedules) if any, required under ERISA or the Code in connection with each Company Benefit Plan; (v) the most recent actuarial report (to the extent applicable); and (vi) the most recent summary plan descriptions and any summaries of material modifications thereto if any, required under ERISA.
          (b) Benefit Plan Compliance.
               (i) (A) Each Company Benefit Plan has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code; (B) no actions, suits, claims or disputes are pending, or to the Company’s Knowledge threatened; (C) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (D) to the Company’s Knowledge, there are no facts which could give rise to any liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (E) all premiums, contributions, or other payments required to have been made by law or under the terms of any Company Benefit Plan or any contract or agreement relating thereto have been made; (F) all reports, returns and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly and timely filed or distributed; (G) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code; and (H) to the knowledge of the Company, there have been no acts or omissions by the Company or any Affiliate that have given or could give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i), 502(1), 502(m) or 4071 of ERISA or Section 511 or Chapter 43 of the Code, or under any other applicable law, for which the Company or any Affiliate may be liable.
               (ii) To the Knowledge of the Company, no oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan has been made to an Employee of the Company or any of its Subsidiaries by an authorized Company Employee that is not in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans.
               (iii) To the Knowledge of the Company, there are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or threatened with respect to any such material claim.

          (c) Defined Benefit, Multiple Employer and Multiemployer Plans. At no time has the Company or any other Person under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Controlled Group Affiliate”) with the Company or any of its Subsidiaries maintained, established, sponsored, participated in, or contributed to, any (i) Company Benefit Plan subject to Title IV of ERISA, (ii) multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) “multiple employer plan” as defined in ERISA or the Code.
          (d) Welfare Plans. To the Knowledge of the Company, the Company has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and any other comparable state law with respect to each “welfare plan” (as described in Section 3(1) of ERISA) that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(l) of the Code, and no welfare plan that is a group health plan is a self-insured plan.
          (e) Continuation Coverage. No Company Benefit Plan provides health benefits (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee) other than individual arrangements the amounts of which are not material.
          (f) International Employee Plans. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan. As used in this Agreement, “International Employee Plan” shall mean each Company Benefit Plan that has been adopted or maintained by the Company or its Subsidiaries, whether informally or formally, or with respect to which the Company or its Subsidiaries will or may have any material liability, for the benefit of Employees who perform services outside the United States.
          (g) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or engagement or change of position of any Employee following or in connection with the consummation of the Merger) constitute an event under any Company Benefit Plan or Contract of employment or engagement of any Employees of any Subsidiary of the Company that will result in any material payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or in connection with the termination of employment or engagement or change of position of any Employee following or in connection with the consummation of the Merger), would give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.
          (h) Other Liabilities. All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to the close of business on the date hereof shall have been made or properly accrued on the Financial Statements. The Company does not, and will not as of the Closing Date, have any material unfunded actual or contingent liabilities or obligations with respect to any Company Benefit Plans that are not reflected on the Financial Statements.
          (i) 409A Compliance. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. Each Company Option was originally granted with an exercise price that the Board of Directors of the Company in good faith, determined to be equal to the fair market value of a share of Company Common Stock on the date of grant. Neither the Company nor any of its Subsidiaries, any Affiliate of the Company or any other member of an Affiliated group of which the Company, a Subsidiary of the Company, or an Affiliate of the Company is a member is a party to any contract or other agreement that could obligate it to indemnify any Person against Taxes resulting from the application of Section 409A of the Code.
          (j) Labor. None of the Company or any of its Subsidiaries is a party to any collective bargaining agreement or union contract or similar contract with any other body with respect to Employees and no collective bargaining agreement or similar contract is being negotiated by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries done any act which may be construed as recognition of any trade union or other body, nor have any requests for such recognition been received. There is no labor or industrial dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened or reasonably anticipated which may materially interfere with the respective business activities of the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective representatives or Employees has committed any unfair labor practice or unlawful behavior in connection with the operation of the respective businesses of the Company or any of its Subsidiaries except as would not have a Material Adverse Effect on the Company. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened, relating to any labor, safety or discrimination matters or any alleged breach of law involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
          (k) Consultants. Section 2.12(k) of the Company Disclosure Letter is a true and complete list of the name of each agent, independent contractor or consultant engaged by the Company or any of its Subsidiaries at any time since January 1, 2005 who has received over $10,000 in cumulative total payments from the Company since January 1, 2005, and the full terms of their engagement, including but not limited to (i) the nature of the engagement, (ii) the periodic compensation, bonuses, commission and other incentive payments and perquisites (whether paid or payable in cash, a cash equivalent or tangible or intangible property) for the period of engagement listed on Section 2.12(k) of the Company Disclosure Letter paid or proposed or required to be paid to each such Person, (iii) all other material terms of such engagement, and (iv) any and all other claims which each such Person may have against the Company or any of its Subsidiaries.

          (l) At Will Employment. The employment of each Employee is terminable at the will of the Company or any of its Subsidiaries, and there are no severance payments which are payable by the Company or any of its Subsidiaries or could become payable by the Surviving Corporation to any director, officer or other current or former employee of the Company or any of its Subsidiaries under the terms of any oral or written agreement or commitment or otherwise. Section 2.12(l) of the Company Disclosure Letter sets forth the salary and other benefit increases granted to each Employee in 2007, as well as each Employee’s current annual salary and other benefits and in respect of Employees outside the United States, notice periods, commencement dates and, to the extent in the Company or any of its Subsidiaries is in possession of such information, dates of birth. Neither the Company nor any of its Subsidiaries has promised or otherwise led any Employee to think that he or she will be receiving an increased wage salary, fee, bonus or other payment, an increased benefit under pension, insurance or other employee benefit programs or a change in title, position or duties.
          (m) Restrictive Covenants. Each Employee listed on Section 2.12(l) of the Company Disclosure Letter and each agent, independent contractor and consultant listed on Section 2.12(k) of the Company Disclosure Letter has executed a confidentiality agreement with the Company and/or any of its Subsidiaries, true and complete copies of which have been delivered, or made available, by the Company to Parent. To the extent such directors, employees, agents, independent contractors or consultants have contributed to or participated in the conception and development of the Company’s and/or any Subsidiary’s Intellectual Property such person has signed an enforceable “work-for-hire” arrangement or other contract that accords the Company and/or any Subsidiary (as relevant) full, effective, exclusive and original ownership of all tangible and intangible property thereby existing, or has executed appropriate instruments of assignment in favor of either the Company and/or the Company as assignee that have conveyed to the Company and/or such Subsidiary effective and exclusive ownership of all tangible and intangible Intellectual Property.
          (n) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements relating to employment, employment practices, terms and conditions of employment, and, without limitation employee safety and wages and hours, in all jurisdiction in which the Company has Employees.
          (o) All agents, directors, officers, consultants, workers and employees of each of the Company and its Subsidiaries have their primary place of work in the United States or United Kingdom.
          (p) None the Company or any of its Subsidiaries has any obligation to make any payment on redundancy (other than any required by statute) and none of the Company nor any of its Subsidiaries has operated a discretionary practice of making any such enhanced payments.
          (q) All Employees of the Company and its Subsidiaries are legally authorized under applicable Legal Requirements relating to immigration and the right to work in the location where such Employees perform services.

     2.13 Real Property.  Neither the Company nor any of its Subsidiaries own any real property. Section 2.13 of the Company Disclosure Letter sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or its Subsidiaries and the location of each premises covered by such leases, subleases or licenses (the “Leased Real Property”). The Company and its Subsidiaries have provided or otherwise made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Leases”). There is not, under any of the Leases, any material default by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, by any other party thereto. Each of the Leases is in full force and effect and is enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity, and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. There are no other parties occupying, or, to the Company’s Knowledge, with a right to occupy, the Leased Real Property other than the Company or any of its Subsidiaries.
     2.14 Assets.  The Company and each of its Subsidiaries has in all material respects (a) good and marketable title to all of its respective properties, interest in properties and assets, real and personal reflected in the Company Balance Sheet or acquired after the date of the Company Balance Sheet (except properties, interest in properties and assets sold or disposed of since the date of the Company Balance Sheet in the ordinary course of business), or (b) with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Liens, except Permitted Liens, and such assets are in operating condition in all material respects (normal wear and tear excepted). For purposes of clarity, this Section 2.14 does not relate to real property (such items being the subject of Section 2.13) or Intellectual Property (such items being the subject of Section 2.8).
     2.15 Environmental Matters.  Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (a) to the Company’s Knowledge, there are no Hazardous Materials in, on, or under any properties currently owned or leased by the Company or its Subsidiaries, and (b) the Company and its Subsidiaries have not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials. The Company and each of its Subsidiaries have not received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability. The Company and its Subsidiaries have made available for inspection by Parent all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or each of its Subsidiaries in the possession or control of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has been and currently is in compliance in all material respects with all applicable Environmental Laws.
     2.16 Contracts.
          (a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

               (i) any management agreement or contract (A) for the employment of any current Employee or other Person on a full-time, part-time, consulting or other basis, or (B) under which the Company has any continuing obligation, in each case other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;
               (ii) any Contract that would require any change of control, acceleration of any vesting of options, warrants or other instruments with vesting provisions, severance or bonus or other payment by the Company or any of its Subsidiaries in connection with the consummation of the Merger;
               (iii) any Contract containing any covenant (A) limiting in any material respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Intellectual Property or compete with any Person in any material line of business or to compete with any Person or (B) granting any exclusive distribution rights with respect to Company Products;
               (iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;
               (v) any dealer, distributor, joint marketing, partnership, development, reseller or similar Contract under which the Company or any of its Subsidiaries have continuing material obligations to jointly provide services and which may not be canceled without penalty upon notice of thirty (30) days or less;
               (vi) any Contract pursuant to which the Company or any of its Subsidiaries have continuing obligations to develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries;
               (vii) any Contract containing any support, maintenance or service obligation on the part of the Company or any of its Subsidiaries involving annual revenues to the Company in excess of $150,000, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without material liability or financial obligation to the Company or its Subsidiaries;
               (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit (including any guarantees), by the Company or any of its Subsidiaries other than accounts receivables and payables in the ordinary course of business;
               (ix) any other Contract that involves annual payments to or from the Company in excess of $50,000 within a 12-month period or $100,000 in the aggregate, on its face in any individual case, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without material liability or financial obligation to the Company or its Subsidiaries;
               (x) any material settlement agreement entered into by the Company or any of its Subsidiaries within three (3) years prior to the date of this Agreement or under which the Company or any of its Subsidiaries has outstanding obligations; or
               (xi) any power of attorney executed by the Company or any of its Subsidiaries.
          (b) Section 2.16(b) of the Company Disclosure Letter sets forth a true and complete list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound as of the date hereof, setting forth for each Company Material Contract, the subsections of Section 2.16(a) applicable to such Company Material Contract. True and correct copies of all Company Material Contracts have been provided, or made available, to Parent.
          (c) No Breach. All Company Material Contracts are valid and in full force and effect in all material respects, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Neither the Company nor any of its Subsidiaries has violated in any material respect any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Company Material Contract, and to the Knowledge of the Company, no other party to such Company Material Contracts is in default in any material respect.
     2.17 Insurance. The Company maintains the insurance policies set forth on Section 2.17 of the Company Disclosure Letter. Each of the insurance policies disclosed on such schedule is in full force and effect. All premiums and other amounts due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof.
     2.18 Affiliate Transactions. No officer, director, or to the Knowledge of the Company, any employee, shareholder or Affiliate of any of the Company or its Subsidiaries, or to the Knowledge of the Company, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person owns a beneficial interest, (a) is a party to any Contract or transaction with any of the Company or its Subsidiaries, (b) has any material interest in any material property used by any of the Company or its Subsidiaries, or (c) other than unpaid wages currently due and reimbursement of expenses owed to employees in the ordinary course of business, is owed any payable or other amount by any of the Company or its Subsidiaries.

     2.19 Company Products. Each Company Product that has been sold, licensed or distributed by the Company or any of its Subsidiaries to any Person: (a) conformed to and complied in all material respects with the terms and requirements of any applicable warranty or other agreement (the terms and conditions of which have been disclosed to Parent) and with all applicable Legal Requirements; and (b) was free of any material defects at time of delivery. All corrections to material defects or deficiencies performed by the Company or any of its Subsidiaries were performed properly and in compliance with all applicable Legal Requirements. The Company has not had to provide its customers refunds for any Company Product due to a material defect or deficiency, and, to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without lapse of time) directly or indirectly give rise to or serve as a basis for such refund or similar action relating to any such Company Product. The Company and its Subsidiaries have in place and have at all times had in place, an adequate and appropriate quality control system that is at least as comprehensive and effective as the quality control systems customarily maintained by comparable entities.
     2.20 Accounts Receivable. (a) All of the accounts, accounts receivable, notes and notes receivable of the Company and its Subsidiaries, including all rights of the Company and its Subsidiaries to payment for services rendered that are payable to the Company or any of its Subsidiaries, including any security held for the payment thereof (collectively, the “Accounts Receivable”) are reflected on the books and records of the Company and its Subsidiaries, and represent valid obligations arising from bona fide arm’s length transactions in the ordinary course of business; and (b) neither the Company nor any of its Subsidiaries has received any written or to the Knowledge of the Company other notice from any obligor thereof challenging the validity or collectability of any such Accounts Receivable. All Accounts Receivable of the Company and its Subsidiaries prior to the date hereof (in each case whether billed or unbilled): (i) are subject to no setoffs or counterclaims and (ii) the Company reasonably believes that (other than with respect to receivables that have been collected) that such receivables are fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of Company and its Subsidiaries (net of reserves).
     2.21 Supplier Relationships.
          (a) Set forth on Section 2.21(a) of the Company Disclosure Letter is a true, correct and complete list of the top ten (10) vendors of and suppliers to the Company and its Subsidiaries on the basis of annual expenses for the year ended December 31, 2007.
          (b) Since December 31, 2006 (and other than changes or events affecting economic conditions applicable to any customer or supplier or its industry generally), (i) neither the Company nor any of its Subsidiaries has received any written or to the Company’s Knowledge other notice that any such vendor or supplier intends to terminate or materially reduce the level of business done with the Company and its Subsidiaries or will not do business with the Company and its Subsidiaries on substantially the same terms and conditions subsequent to the Closing Date as such vendor or supplier did with the Company and its Subsidiaries prior to the Closing Date and (ii) no Person listed on Section 2.21(a) of the Company Disclosure Letter has decreased materially or to the Knowledge of Company threatened to decrease or limit materially or modify materially its relationships with Company or any of its Subsidiaries (other than reductions contemplated by any applicable Contract).

     2.22 Customers.
          (a) Set forth on Section 2.22(a) of the Company Disclosure Letter is a true, correct, and complete list of the top twenty (20) customers of the Company and its Subsidiaries on the basis of annual revenues for the year ended December 31, 2007 (the “Major Customers”).
          (b) Set forth on Section 2.22(b) of the Company Disclosure Letter is a list of Contracts with any Major Customer in effect or outstanding as of the Closing Date (provided that Company Material Contracts listed on Section 2.16(b) of the Company Disclosure Letter need not be re-listed on this schedule).
          (c) No Major Customer within the last twelve (12) months has, to the Knowledge of Company, threatened to cancel or otherwise terminate, or given written or other notice that it intends to cancel or otherwise terminate, any customer relationships of such Person with Company or such Subsidiary, and (ii) no such Person has during the last twelve (12) months decreased materially or, to the Knowledge of Company, threatened to decrease or limit materially, or given written or other notice that it intends to modify materially its customer relationships with Company or any of its Subsidiaries.
     2.23 Sensitive Payments; Import and Export Laws. Neither the Company or any of its Subsidiaries, or any director or officer of the Company or any of its Subsidiaries, or to the Company’s Knowledge, any employee, stockholder, agent or representative of the Company or any of its Subsidiaries, (a) has directly or indirectly used any corporate funds to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment or secure Contracts for the Company or any of its Subsidiaries in violation of any Legal Requirement or (ii) to obtain special concessions for the Company or any of its Subsidiaries or for special concessions already obtained in violation of any Legal Requirement; or (b) violated any applicable export control, money laundering or anti-terrorism Law, nor have any of them otherwise taken any action which would cause Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Legal Requirement.
     2.24 Bank Accounts. Section 2.24 of the Company Disclosure Letter sets forth a complete and correct list of each bank or financial institution in which the Company or any of its Subsidiaries has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.
     2.25 Disclosure. No representations or warranties by the Company in this Agreement (including the Company Disclosure Letter), certificate or schedule which is furnished or to be furnished by the Company pursuant to this Agreement in connection with the Closing of the transactions herein contemplated, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Letter and any other certificate or schedule which is furnished or to be furnished by the Company pursuant to this Agreement in connection with the Closing of the transactions herein contemplated, any material fact necessary to make the statements or facts contained herein or therein not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Company as of the date hereof as follows:
     3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.  Parent and each of its Subsidiaries (including Merger Sub) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
     3.2 Merger Sub.  The authorized capital stock of Merger Sub consists of 10,000,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all of the issued and outstanding shares. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.
     3.3 Authority; Non-Contravention; Necessary Consents.
          (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by Parent as Merger Sub’s sole stockholder and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles

(whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.
          (b) Board Approval. The Board of Directors of the Parent has, by resolutions duly adopted at a meeting duly called and held (which resolutions have not been subsequently rescinded or modified in any way) and the Board of Directors of Merger Sub has, by resolutions duly adopted by written consent in lieu of a special meeting (which resolutions have not been subsequently rescinded or modified in any way): (i) determined the Merger to be advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger. Parent has approved the Merger and this Agreement as the sole stockholder of Merger Sub.
          (c) Non–Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent will not (or an event that with notice or lapse of time or both would become a default): (i) conflict with or violate the certificate of incorporation or bylaws of Parent, the certificate of incorporation or bylaws of Merger Sub or any other Subsidiary Charter Documents of any Subsidiary of Parent; (ii) subject to compliance with the requirements set forth in Section 3.3(d), conflict with or violate any material Legal Requirement applicable to Parent, Merger Sub or any of Parent’s other Subsidiaries or by which Parent, Merger Sub or any of Parent’s other Subsidiaries or any of their respective properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Contract to which Parent or any of its Subsidiaries is a party the termination or breach of which would reasonably be expected to have a Material Adverse Effect on Parent.
          (d) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for the Necessary Consents.
     3.4 Judgments.  There is no material judgment, injunction, order or decree of any court, governmental department, commission, agency, instrumentality or authority, or any arbiter binding upon Parent or any of its Subsidiaries which prohibits or restricts the consummation of the transactions under this Agreement.
     3.5 Litigation.  As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would is reasonably expected to have a Material Adverse Effect on Parent.

     3.6 Availability of Funds.  Parent currently has access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay the Merger Consideration and any other amounts to be paid by Parent or Merger Sub hereunder.
     3.7 Parent Common Stock.  Parent has reserved the shares of Parent Common Stock to be issued upon exercise of Parent Options substituted for Unvested Company Options pursuant to Section 1.6(b)(ii) of this Agreement.
ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 Required Stockholder Approval and Notification. The Company, in accordance with Delaware Law and the Charter Documents, has obtained the adoption of this Agreement and the approval of the Merger (collectively, the “Company Proposals”) by the Company Stockholders holding not less than (a) ninety-seven percent (97%) of the voting power of the outstanding shares of Capital Stock entitled to vote on the Company Proposals, voting together as a single class on an as converted to common stock basis, and (b) at least 75% of the voting power of the outstanding shares of Preferred Stock, voting together as a single class on an as converted into Common Stock basis (such approval of the Company Proposals, the “Required Stockholder Approvals”).
     4.2 Employee Benefits.  Following the Effective Time, Parent shall arrange for each participant in the Company Benefit Plans (including all dependents) (the “Company Participants”) who becomes an employee of Parent, any Parent Subsidiary or the Surviving Corporation (or a dependent of such employee) to be eligible for the same employee benefits as those received by Parent employees with similar positions and responsibilities. Parent shall use commercially reasonable efforts to recognize service credit for each Company Participant for all purposes for his or her length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing, including, without limitation, for eligibility to participate (provided that no retroactive contributions will be required), eligibility for vesting under Parent employee benefit plans and arrangements and vacation accrual to the extent such service was recognized under a similar plan of the Company or one of its Subsidiaries as of the Closing Date. Parent shall use commercially reasonable efforts to cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent employee benefit plans and arrangements to be waived with respect to such Company Participants.
     4.3 Indemnification.
          (a) Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors and officers of the Company and its Subsidiary currently indemnified by the Company and its Subsidiary (collectively, the “Covered Persons”) as of the date hereof pursuant to the respective charter documents, bylaws, individual indemnity agreements, board resolutions or otherwise, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing

Date; provided that Parent and/or its Affiliates shall not be required to provide any such indemnity unless (i) such indemnity is not prohibited in accordance with applicable Legal Requirements, (ii) insurance coverage, whether pursuant to the policy referenced in Section 4.3(b) or otherwise, is unavailable or inapplicable, and (iii) directors and officers of the Parent would be entitled to indemnification in such circumstances. Prior to Closing, the Company will obtain acknowledgements, in form reasonably acceptable to Parent, of this provision from each person who is party to an indemnification agreement with the Company, all of whom are identified on Schedule 4.3.
          (b) The Company has obtained quotes for irrevocable “tail” insurance policies, with a claims period of at least six years from the Closing Date, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’, fiduciary and employment practices liability insurance, in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. The Company has purchased such “tail” policies on or before Closing and payment for the “tail” insurance policies will be made on or before Closing by the Company.
     4.4 Merger Consideration Allocation Statement. At the same time as execution of this Agreement, the Company will deliver to Parent and Merger Sub a certificate, executed by an executive officer, setting forth the Merger Consideration Allocation Statement, as agreed to by the parties (the “Merger Consideration Allocation Statement”) setting forth (a) the name, address and tax identification number (if known) of each holder of shares of capital stock or other securities of the Company as of the date of this Agreement, (b) the number of shares (or other securities on an as if converted basis) held by such holder, (c) the portion of the Merger Consideration payable to such holder as of the Effective Time in accordance with the provisions of this Agreement and of the Company Charter Documents and any other agreement, arrangement or understanding to which the Company and any holder or holders of capital stock or other securities of the Company are parties, in each case as in effect as of the date hereof, including specific identification of the Per Share Participation Amount, the Per Share Series A Preference Amount, the Per Share Series B Preference Amount and the Per Share Series C Preference Amount payable to each such holder and (d) each such holder’s proportional interest in the Escrow Account. The Merger Consideration Allocation Statement will be appended as an appropriately numbered exhibit to the Escrow Agreement.
     4.5 Third Party Consents.  Except for the Necessary Consents, Parent acknowledges that certain consents and waivers listed in Section 2.3(c) or 2.3(d) of the Company Disclosure Letter with respect to the Merger may be required from parties to Contracts to which the Company is a party and that such consents and waivers may not been obtained prior to Closing. Parent agrees that the Company and its Affiliates shall not have any liability whatsoever to Parent arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the Merger or because of the termination of any Contract as a result thereof; provided such consents or waivers were identified in Section 2.3(c) or 2.3(d) of the Company Disclosure Letter. Parent further agrees that with respect to consent or waiver identified in Section 2.3(c) or 2.3(d) of the Company Disclosure Letter no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination.
     4.6 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger.
     4.7 Tax Returns.
          (a) The Surviving Corporation, at its cost and expense, will prepare or cause to be prepared, in a manner consistent with the prior Tax Returns of the Company and its Subsidiaries unless otherwise required by applicable Legal Requirements, and timely file or cause to be filed, any Tax Returns required to be filed by or on behalf of the Surviving Corporation and its Subsidiaries after the Closing Date which apply to Tax periods ending on or prior to the Closing Date. No later than thirty (30) days prior to filing, if any such Tax Return shows Taxes in excess of the amounts of Taxes included as a current liability in the calculation of Net Working Capital, the Surviving Corporation will deliver to the Stockholder Representative, such Return and will permit the Stockholder Representative to review and comment on such Tax Return and will make such revisions to such Tax Return as are reasonably requested by the Stockholder Representative, if received at least fifteen (15) days prior to filing. The Surviving Corporation will timely pay to the applicable Governmental Entity any Taxes of the Surviving Corporation and its Subsidiaries shown as due and owing by the Surviving Corporation or any of its Subsidiaries on the Tax Returns described in this Section 4.7(a), including, without limitation, all Taxes of the Surviving Corporation and the its Subsidiaries resulting from the transactions contemplated herein. Notwithstanding the preceding sentence, Parent shall be entitled to payment from the Escrow Fund the amount of such Taxes (other than (i) the employer portion of any payroll or employment Taxes related to the treatment of Options pursuant to this Agreement, (ii) the employer portion of any payroll or employment Taxes related to any Change in Control Payments and (iii) Taxes attributable to actions taken by Parent or the Surviving Corporation on the Closing Date that are outside of the ordinary course of business which in each case shall be the responsibility of Parent and the Surviving Corporation) except to the extent that such Taxes are included as a current liability in the calculation of the Net Working Capital. The Stockholder Representative shall provide with Parent Joint Release Instructions to the Escrow Agent to deliver from the Escrow Amount to Parent an amount equal to such owed payment hereunder. Any refund of such Taxes received by the Surviving Corporation will be promptly paid to the Company Stockholders (after deduction of all costs (including any Taxes) incurred by the Parent or the Surviving Corporation in obtaining such Tax refund); provided, that any Tax refunds with respect to Taxes that were previously deducted from the Escrow Fund will be promptly paid back into the Escrow Fund if still in effect (after deduction of all costs (including any Taxes) incurred by the Parent or the Surviving Corporation in obtaining such Tax refund), and provided, further that any such Tax refunds that are included as a current asset in the calculation of the Net Working Capital will be retained by the Surviving Corporation. The parties will, unless prohibited by applicable Legal Requirements, cause the taxable period of the Surviving Corporation to end as of the close of business on the Closing Date.

          (b) To the extent that any Tax Returns of the Surviving Corporation and any of its Subsidiaries relate to any Tax periods which begin before the Closing Date and end after the Closing Date, the Surviving Corporation, at its cost and expense, will prepare or cause to be prepared, in a manner consistent with the prior Tax Returns of the Company and its Subsidiaries unless otherwise required by applicable Legal Requirements, and timely file or cause to be filed, any such Tax Returns. If any such Tax Return shows Taxes in excess of the amounts of Taxes included as a current liability in the calculation of Net Working Capital, the Surviving Corporation will permit the Stockholder Representative to review and comment on such Tax Return described in the preceding sentence at least thirty (30) days prior to filing such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative, if received at least fifteen (15) days prior to filing. The Surviving Corporation will timely pay to the applicable Governmental Entity any Taxes of the Surviving Corporation any of its Subsidiaries shown as due and owing by the Surviving Corporation or any of its Subsidiaries on the Tax Returns described in this Section 4.7(b) with respect to the portion of such Tax period ending on the Closing Date. Notwithstanding the preceding sentence, Parent shall be entitled to payment from the Escrow Fund the amount of such Taxes (other than (i) the employer portion of any payroll or employment Taxes related to the treatment of Options pursuant to this Agreement, (ii) the employer portion of any payroll or employment Taxes related to any Change in Control Payments and (iii) Taxes attributable to actions taken by Parent or the Surviving Corporation on the Closing Date that are outside of the ordinary course of business which in each case shall be the responsibility of Parent and the Surviving Corporation) except to the extent that such Taxes are included as a current liability in the calculation of the Net Working Capital. The Stockholder Representative shall provide with Parent Joint Release Instructions to the Escrow Agent to deliver from the Escrow Amount to Parent an amount equal to such owed payment hereunder. Any refund of such Taxes received by the Surviving Corporation will be promptly paid to the Company Stockholders (after deduction of all costs (including any Taxes) incurred by the Parent or the Surviving Corporation in obtaining such Tax refund); provided, that any Tax refunds with respect to Taxes that were previously deducted from the Escrow Fund will be promptly paid back into the Escrow Fund if still in effect (after deduction of all costs (including any Taxes) incurred by the Parent or the Surviving Corporation in obtaining such Tax refund) and provided, further that any such Tax refunds that are included as a current asset in the calculation of the Net Working Capital will be retained by the Surviving Corporation. For purposes of this Section 4.7(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date.
          (c) Parent, the Surviving Corporation and the Stockholder Representative will cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of all Tax Returns of the Surviving Corporation and its Subsidiaries and any audit, litigation or other proceeding with respect to Taxes of the Surviving Corporation and its Subsidiaries. Such cooperation will include the retention and (upon the other parties’ request) the provision of records and information that are reasonably relevant to any such audit, Tax Return or other action, claim, suit or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Surviving Corporation agree to (i) retain all books and records with respect to Tax matters pertinent to the Surviving Corporation and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the relevant taxable periods (and any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity or other taxing authority and (ii) give the Stockholder Representative written notice prior to transferring, destroying or discarding any such books and records and, if the Stockholder Representative so reasonably requests, the Surviving Corporation and Parent will allow the Stockholder Representative to take possession of such books and records.
          (d) Except in connection with an audit resolved pursuant to Section 4.7(e) (including consistent correlative adjustments for non-audited taxable periods), neither Parent, the Surviving Corporation nor any Affiliate thereof may amend a Tax Return of the Surviving Corporation or its Subsidiaries or file or amend any Tax election of the Surviving Corporation or any the other member of the Company Group, in each case, for a taxable period beginning prior to the Closing Date, without the consent of the Stockholder Representative, not to be unreasonably withheld, delayed or conditioned. Parent will, upon request by the Stockholder Representative, cooperate in the preparation of and submission to the proper Governmental Entity or other taxing authority of any such amended Tax Return of the Surviving Corporation and/or any of its Subsidiaries which is required to cause such Tax Return to be consistent with adjustments to the Tax Returns of the Surviving Corporation and its Subsidiaries for any other taxable period arising out of an audit resolved pursuant to Section 4.7(e), or to give effect to an allowable loss carryback or carryover from a taxable period of the Surviving Corporation or its Subsidiaries ending on or before the Closing Date.
          (e) If any of the Surviving Corporation, any of its Subsidiaries, any of the Company Stockholders or Parent receives any notice of a pending or threatened Tax audit, assessment, or adjustment relating to the Surviving Corporation, any of its Subsidiaries or a Company Stockholder with respect to the Surviving Corporation or any of its Subsidiaries that relates to any taxable period ending before or including the Closing Date and that may give rise to liability of another party, e.g. under Section 6.3, such Company Stockholder, the Surviving Corporation or Parent, as applicable, will promptly notify the Stockholder Representative, the Surviving Corporation and Parent within ten (10) Business Days of the receipt of such notice. The parties each agree to consult with and to keep the other parties informed on a regular basis regarding the status of any such Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of such other parties (including indemnity obligations hereunder). The Stockholder Representative will have the right to represent the Surviving Corporation’s interests in any Tax audit or administrative or judicial proceeding and to employ counsel of the Stockholder Representative’s choice, but reasonably satisfactory to Parent, at the Company Stockholders’ expense, but only to the extent such audit or other proceeding pertains to taxable periods ending on or before the Closing Date and to which the Company Stockholders have indemnification obligations under Section 6.3 of this Agreement, and provided that the

Stockholder Representative will not agree to any settlement, payment or compromise with respect to any such audit or proceeding without prior written consent of Parent, not to be unreasonably withheld or delayed. Parent will have the right to participate in such proceeding at its own expense, and will be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential liability of the Company Stockholders. Parent and the Stockholder Representative will be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a taxable period that includes but does not end on the Closing Date.
     4.8 Form S-8. (a)   If Parent does not have a registration statement in effect as of Closing that would cover the shares of Parent Common Stock issuable with respect to substituted Unvested Company Options, Parent agrees to file with the SEC, no later than ten (10) business days after the date on which the Effective Time occurs, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to substituted Unvested Company Options eligible for registration on Form S-8 and shall use all reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.
     4.9 Parent Stock Grants. As soon as reasonably practicable following the Closing (but in any case no later than forty five (45) days following Closing), Parent shall grant a number of restricted shares or units, as applicable, of Parent Common Stock to the individuals, on the terms and in the amounts set forth on Schedule 4.9.
     4.10 Company Warrants. Prior to the date of this Agreement, the Company has taken all actions necessary such that all outstanding Company Warrants shall be cancelled effective as of the Effective Time, without conversion into any right to receive a portion of the Merger Consideration. The Company has delivered to Parent copies of agreements with the holders of Company Warrants acknowledging such cancellation. The Company has included in the Company Payoffs, any and all amounts to be made in connection with the cancellation of such Company Warrants that have not been made by the Company prior to the Closing.
ARTICLE V
CONDITIONS TO THE MERGER
     5.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) Company Required Stockholder Approvals. The Required Stockholder Approvals shall have been obtained.
          (b) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) adopted or issued a statute, rule, regulation or order or taken any other action (including the failure to have taken an action) that is in effect, in any case having the effect (or which reasonably could be expected to have the effect) of making illegal the Merger or the transactions contemplated hereby in any jurisdiction in which Parent, Merger Sub or the

Company have material business operations or prohibiting or otherwise preventing or materially delaying the consummation of the Merger or any of the transactions contemplated hereby or (ii) issued or granted or threatened to issue or grant any judgment, injunction, order, decree, ruling or similar action (whether temporary, preliminary or permanent in character) that is in effect and has (or which reasonably could be expected to have) the effect of making illegal the Merger or the transactions contemplated hereby in any jurisdiction in which Parent, Merger Sub or the Company have material business operations or prohibiting or otherwise preventing or delaying materially the consummation of the Merger or any of the transactions contemplated hereby.
          (c) Governmental Consents. Each of the parties shall have obtained all consent and approvals required under applicable Legal Requirements to consummate the Merger and the transactions contemplated thereby.
     5.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). The Company shall have received a certificate to such effect signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate to such effect signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate to such effect signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.
     5.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:
          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.
          (c) Closing Documents. The Company shall have delivered to Parent the following additional documents:
               (i) (A) copies of resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and of the Company Charter Documents, all as certified by the Company’s corporate secretary, and (B) for each of the Company’s Subsidiaries, such Subsidiary Charter Documents, all as certified by the applicable Subsidiary’s corporate secretary;
               (ii) a certificate of an officer of the Company, dated as of the Closing Date and signed by and executive officer of the Company, expressly certifying the Merger Consideration Allocation Statement as true and correct as of such date;
               (iii) certificates (each dated not more than ten (10) Business Days prior to the Closing), as to the good standing of each of the Company and its Subsidiaries in its jurisdiction of incorporation or formation, as applicable, an in each jurisdiction in which such Person is qualified to do business;
               (iv) Parent shall have received a letter of resignation from each of the officers and directors of the Company and each of the directors of M:Metrics, Ltd. effective as of the Effective Time;
               (v) The Preliminary Statement, accompanied by the Closing Balance Sheet, dated as of the Closing Date, and certified by an officer of the Company as provided in Section 1.11; and
               (vi) a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
          (d) Required Consents. The Company shall have delivered or caused to be delivered to Parent the Necessary Consents, which shall be in form and substance reasonably acceptable to Parent, and all such consents, Permits, waivers, authorizations, other approvals and proof of notice, shall be in full force and effect.
          (e) Employee Related Agreements. Each of the employees listed on Schedule 5.3(e) shall have entered into (i) an employment agreement in the form attached as Exhibit D (the “Employment Agreement”) and (ii) Parent’s standard Non-Disclosure, Non- Solicitation & Assignment of Inventions Agreement, substantially in the form of Exhibit E (the “Non-Disclosure Agreement”).

          (f) Selling Stockholder Non-Competition Agreements. Each Company Stockholder holding (together with its Affiliates) more than 8% of the Company Capital Stock (as shown in Section 3.2(a) of the Company Disclosure Letter) that is not a Founder shall have executed a Non- Nonsolicitation Agreement in the form attached hereto as Exhibit F and each Founder shall have executed a Non-Competition Agreement in the form attached hereto as Exhibit G.
          (g) Repayment of Indebtedness. The Company shall have terminated the Loan and Security Agreement, by and between the Company and Square 1 Bank, dated as of April 30, 2007, paid off all Indebtedness thereunder, and delivered evidence that all amounts owed to such creditor, and all guarantees of the Company and its Subsidiaries and Liens on the properties or assets of the Company or any of its Subsidiaries in favor of such creditor, have been released and extinguished;
          (h) Closing Payoff Certificate. The Company shall have delivered to Parent a certificate executed by an officer of the Company setting forth a true and complete list of all Closing Payoffs, with instructions for the payment of such Closing Payoffs, and a certification of the Company that upon payment of such amounts the Closing Payoffs shall be paid in full (the “Closing Payoff Certificate”).
          (i) Acknowledgements. Each person identified on Schedule 4.3 shall have entered into an acknowledgement as required under Section 4.3.
          (j) Legal Opinion. The Company shall have delivered or caused to be delivered to Parent opinions from counsel to the Company, addressed to the Parent and Merger Sub and their successors, dated as of the Closing Date, in the form attached hereto as Exhibit H (the “Legal Opinion”).
          (k) UK Subsidiary. The Company shall have passed a special resolution adopting amended Articles of Association and shall have delivered to Parent for filing the amended Articles of Association of M:Metrics, Ltd., in the form attached hereto as Exhibit I, with the Registrar of Companies for England and Wales on or prior to the Closing Date, along with the originally executed special resolutions.
          (l) UK Subsidiary. On the Closing Date the Company shall deliver written resolutions of the board of directors of the United Kingdom Subsidiary, in the form attached here to as Exhibit J.
          (m) UK Subsidiary. The Company shall deliver the statutory books of its United Kingdom Subsidiary complete and accurate up to the Closing Date and any company seals, certificates of incorporation, certificates of incorporation on change of name and all unused share certificates of its United Kingdom Subsidiary and all cheque books of the Subsidiary and will request from Square 1 Bank in writing the original share certificate of the United Kingdom Subsidiary in the name of the Company to be delivered to Parent.
          (n) UK Subsidiary. The Company shall deliver the title deeds and documents relating to the properties located in the United Kingdom

          (o) Terminations. Effective at the Effective Time, the Company shall have terminated the Company Option Plan, the Company’s 401k plan, its Investor Rights Agreement, its Voting Agreement, its Right of First Refusal and Co-Sale Agreement and any other Contracts between the Company and its senior management, directors, officers or Company Stockholders.
ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW; INDEMNIFICATION
     6.1 Survival of Representations and Warranties.
          (a) All representations and warranties of the Company contained in this Agreement, the Company Disclosure Letter, the Schedules or any other certificate delivered by or on behalf of the Company on or prior to the Closing pursuant to this Agreement together with the covenants contained herein (to the extent such covenants apply to periods prior to the Closing Date) shall survive the consummation of the Merger and continue until the Escrow Termination Date, after which time such representations and warranties and covenants shall terminate; provided, however, that the representations and warranties included as Specified Claims shall survive the consummation of the Merger and shall terminate upon the expiration of the statute of limitations applicable thereto. Any claims under this Agreement with respect to a breach of a representation and warranty (other than a Specified Claim) must be asserted by written notice delivered prior to 5:00 P.M., Eastern Time, on the Escrow Termination Date and, with respect to the Specified Claims, on or prior to 5:00 P.M. Eastern Time, on the last day of the statute of limitations applicable thereto; and, if such a notice is timely given, the survival period with respect to such representation and warranty shall continue until such claim is fully resolved in accordance with this Article VI.
          (b) All representations and warranties of Parent and/or Merger Sub contained in this Agreement, the Company Disclosure Letter, the Schedules or any other certificate delivered by or on behalf of Parent and/or Merger Sub pursuant to this Agreement shall survive the consummation of the Merger and continue until the date which is the eighteen month anniversary of the Closing Date, after which time such representations and warranties shall terminate. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice delivered prior to 5:00 P.M., Eastern Time, on the date which is the eighteen month anniversary of the Closing Date, and, if such a notice is timely given, the survival period with respect to such representation and warranty shall continue until such claim is fully resolved in accordance with this Article VI.
     6.2 Escrow Amount Deposit. Promptly following the Closing, and without any act of any Company Stockholder, Parent shall deposit an amount of cash deducted from the Merger Consideration equal to the Escrow Amount with the Escrow Agent. For purposes of determining the reduction in the amount of the Merger Consideration payable to each Company Stockholder pursuant to Section 1.6(a) at the time of Closing, Parent will be deemed to have contributed on behalf of each Company Stockholder, his, her or its Pro Rata Portion of the Escrow Amount to the Escrow Fund out of cash amounts of the Merger Consideration payable to each Company Stockholder. Such amounts deposited into the Escrow Fund shall be governed under the terms set forth in this Agreement and the Escrow Agreement. The parties hereto agree that, for Tax purposes, Parent is the owner of any cash in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement or the Escrow Agreement shall be treated for tax purposes as earned by Parent.
     6.3 Indemnification by the Company Stockholders. From and after the Effective Time, subject to the other provisions of this Article VI, the Company Stockholders, jointly and not severally (except as provided herein), agree to defend, indemnify and hold harmless the Indemnified Parties, from and against and will pay or reimburse the Indemnified Parties for any and all Losses arising from or in connection with, whether directly or indirectly:
          (a) the breach of any representation or warranty made by the Company (i) in this Agreement, (ii) the Company Disclosure Letter, (iii) the Schedules or (iv) any other certificate delivered by or on behalf of the Company pursuant to this Agreement, provided, however that solely for the purposes of determining the amount of Losses that an Indemnified Party has suffered (and not for determining whether a breach has occurred), such representations and warranties of the Company shall be deemed to have been made without any Materiality Qualifications, and all references to any such Materiality Qualifications shall be deemed to be deleted and shall be disregarded for purposes of determining the amount of any such Losses;
          (b) any breach or failure of the Company to perform any covenant, agreement or obligation of the Company contained in this Agreement that is required to be performed on or prior to the Closing Date or any breach or failure of the Stockholder Representative to perform any covenant, agreement or obligation contained in this Agreement that is required to be performed by the Stockholder Representative after the Closing Date;
          (c) any claims by any current or former holder of securities of the Company seeking to assert, or based upon, the right to own or receive, or an obligation of the Company to issue such Person, securities of the Company (other than the right to receive consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the DGCL); and
          (d) any fraud committed by the Company in connection with this Agreement, the Company Disclosure Letter, the Schedules or any other certificate delivered by or on behalf of the Company on or prior to the Closing pursuant to this Agreement.
     6.4 Limitation on Indemnification Obligations of the Company Stockholders.
          (a) Notwithstanding anything to the contrary contained herein, except for the Specified Claims, the Company Stockholders shall not be obligated to indemnify any of the Indemnified Parties for any Losses pursuant to Section 6.3(a), and no Indemnified Party shall be entitled to recover from the Escrow Fund for any Losses pursuant to Section 6.3(a), unless and until the Indemnified Parties have incurred Losses in excess of $375,000 in the aggregate (the “Basket Amount”), after which the Company Stockholders shall be obligated to indemnify the Indemnified Parties for all such Losses, including the Basket Amount. Except with respect to the Specified Claims, the aggregate liability of the Company Stockholders for any Losses under this Agreement shall not exceed the Escrow Amount.
          (b) Notwithstanding anything to the contrary contained in this Article VI, (i) no claim for Loss related to or arising from the ability of Parent, the Surviving Corporation or their Affiliates to utilize any Tax assets of the Company (including but not limited to use of net operating loss carryovers) following the Effective Time, shall be subject to a claim for recovery by any Indemnified Party hereunder (provided, that for the avoidance of doubt, the parties acknowledge that this limitation does not apply to the utilization of such Tax asset of the Company prior to the Effective Time); (ii) any Losses actually recovered hereunder shall be reduced in amount by any net insurance proceeds that have been realized by any Indemnified Party (it being understood that this clause (ii) will not require Parent or its Subsidiaries to seek such insurance recoveries), (iii) no Losses shall be recoverable hereunder that (A) constitute punitive, diminution in value, incidental, indirect or special damages, except to the extent payable to a third party, (B) could have been avoided through reasonable efforts to mitigate such Losses which were not taken by Parent, the Surviving Corporation and/or the Indemnified Parties provided, that no Indemnified Party shall be obligated to incur more than de minimus out of pocket expense in doing so, and the failure to incur more than such de minimus expense shall not adversely affect any Indemnified Party’s rights and benefits to indemnification under Section 6.3); and (iv) the amount of any Loss subject to recovery under this Article VI shall be calculated net of any amounts specifically included as a current liability in the calculation of the Net Working Capital.
          (c) Notwithstanding any right of the Parent and/or Merger Sub to fully investigate the affairs of Company and its Subsidiaries and notwithstanding any Knowledge of facts determined or determinable by Parent and/or Merger Sub pursuant to such investigation or right of investigation, Parent and Merger Sub have the right to rely fully upon the representations, warranties, covenants and obligations contained in this Agreement, the Company Disclosure Letter, and the other documents, exhibits, statements, certificates or schedules which is furnished or to be furnished by the Company and its Subsidiaries pursuant to this Agreement in connection with the Closing of the transactions herein contemplated.
          (d) All claims for recovery for any Loss or Losses from the Escrow Fund shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.
     6.5 Exclusive Remedy.
          (a) Except for (i) any claims pursuant to Section 6.3(c) (the “Capitalization Claim Exception”), (ii) any claims pursuant to Section 6.3(d) (the “Fraud Claim Exception”), (iii) a failure of a Company Stockholder to own the number of shares of Capital Stock set forth in the Merger Consideration Allocation Statement (the “Title Claim Exception”), or (iv) any claim for the breach of any representation or warranty set forth in Section 2.7 (Taxes) or Section 2.12(a) through and including (i) (Employee Benefit Plans) (the “Representations Claims” and collectively with the Capitalization Claim Exception, Fraud Claim Exception and Title Claim Exception, the “Specified Claims”), recovery from the Escrow Fund shall be the sole and exclusive remedy of the Indemnified Parties for any Losses incurred by any Indemnified Party. Except for any Specified Claim, no Company Stockholder shall be liable to Parent, the Surviving Corporation or any Indemnified Party for any Losses or other remedies arising out of, in connection with or related to this Agreement or the transactions contemplated hereby or any representation, warranty, covenant or agreement contained herein.

          (b) All claims for Losses by the Indemnified Parties shall be satisfied first from the Escrow Fund. Subject to the exception in the immediately following sentence, if at any time on or prior to the Escrow Termination Date, the amounts remaining in the Escrow Fund are insufficient to satisfy all claims for Losses by the Indemnified Parties, the Indemnified Parties may recover only up to the amounts remaining in the Escrow Fund. If at any time on or prior to the Escrow Termination Date the amounts remaining in the Escrow Fund are insufficient to satisfy all claims for Losses by the Indemnified Parties and any such unsatisfied claims are Specified Claims, then (A) the Company Stockholders, based on each such Company Stockholder’s Pro Rata Portion as set forth on the Merger Consideration Allocation Schedule, jointly and not severally, shall indemnify the Indemnified Parties against such Losses incident to, arising from or in connection with a Representation Claim, a Capitalization Claim Exception or a Fraud Claim Exception, and (B) each Company Stockholder, severally and not jointly, shall indemnify the Indemnified Parties against such Losses incident to, arising from or in connection with a Title Claim Exception by such Company Stockholder; provided, however, that the obligation of each Company Stockholder to make such payments for Losses in excess of the Escrow Fund shall be limited to (and in no event shall a Company Stockholder’s liability exceed) the portion of the Merger Consideration received by such Company Stockholder hereunder.
     6.6 Distribution of Escrow Fund. Upon the Escrow Termination Date, all amounts held in the Escrow Fund, less any Losses paid from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement and less any amounts necessary to satisfy any pending claims that were made in accordance with the terms of the Escrow Agreement, shall promptly be delivered by the Escrow Agent to the Company Stockholders (based on their Pro Rata Portions); provided, however, that the Escrow Fund shall not terminate with respect to any amount which is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative on or prior to the Escrow Termination Date with respect to facts and circumstances existing on or prior to the Escrow Termination Date. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy such claims to the Company Stockholders. Deliveries from the Escrow Agent of the Escrow Fund to the Company Stockholders pursuant to this Section 6.6 and the Escrow Agreement shall be made in proportion to their respective Pro Rata Portion of the remaining Escrow Amount, with each amount rounded to the nearest whole cent ($0.01).
     6.7 Stockholder Representative.
          (a) By virtue of the approval and adoption of this Agreement by the requisite vote of the Company Stockholders, each of the Company Stockholders (other than such Company Stockholders, if any, who have perfected dissenters’ or appraisal rights under Delaware Law) shall be deemed to have agreed to appoint Randolph L. Austin, Jr. as the Stockholder Representative to be its agent and attorney-in-fact for and on behalf of the Company Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration or litigation and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and litigation and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Company Stockholder or by any such Company Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Company Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement. Such agency may be changed by the Company Stockholders upon the written approval of the holders of a majority in interest of the Pro Rata Portions of the Escrow Fund from time to time; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree in writing to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, the Stockholder Representative may resign at any time by providing written notice of intent to resign to the Company Stockholders, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder’s Representative, and the Stockholder Representative shall not receive any compensation for its services.
          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment, even if such act or omission constitutes negligence on the part of such Stockholder Representative. The Stockholder Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Stockholder Representative may engage attorneys, accountants and other professionals and experts. The Stockholder Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Company Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred on the part of the Stockholder Representative (so long as the Stockholder’s Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties and obligations hereunder or under the Escrow Agreement, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. The Stockholder Representative’s expenses shall be reimbursed from the Representative Expense Reserve. Promptly following the Effective Time, Parent shall deposit the Representative Expense Reserve into an account designated by the Stockholder Representative. Following the Escrow Termination Date, the Stockholder Representative shall deliver any unused portion of the Representative Expense Reserve (with the determination of the amount of the unused portion to be made in the Stockholder Representative’s reasonable discretion) to the Escrow Agent and the Escrow Agent will distribute such amount to the Company Stockholders based on their Pro Rata Portions. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Sections 9.4 or 9.5 hereof, shall constitute a decision of the Company Stockholders and shall be final, binding and conclusive upon the Company Stockholders. The Stockholder Representative will pay one-half of the fees and expenses of the Escrow Agent and Exchange Agent, which amounts shall be paid from the Stockholder Expense Reserve.

          (c) Company Stockholders may only make claims hereunder by and through the Stockholder Representative and not individually.
     6.8 Third-Party Claims. In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that the Indemnified Party reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VI, Parent shall promptly notify the Stockholder Representative of such claim. The failure to promptly give such notice shall not, however, relieve the Company Stockholders of their indemnification obligations except to the extent that the Company Stockholders are prejudiced thereby. The Stockholder Representative may, at his or her election, undertake and conduct the defense of such Third Party Claim; provided, however, the Stockholder Representative shall not have the right to defend or direct the defense of any such claim, suit or demand if he refuses to acknowledge fully the Company Stockholders’ obligations to the Indemnified Party or contests, in whole or in part, the Company Stockholders’ indemnification obligations therefor, and further provided, the Stockholder Representative shall not have the right to defend or direct the defense of such claim, suit or demand if: (i) the third party asserting the claim is a customer of Parent or the Surviving Corporation; (ii) an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of the Parent and/or the Surviving Corporation; (iii) there is a conflict of interest between the Company Stockholders and the Indemnified Party in the conduct of such defense; or (iv) such claim, suit or demand is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party. If the Stockholder Representative elects, and is entitled, to compromise or defend such claim, Parent shall be entitled, to participate in, but not to determine or conduct, the defense of such Third Party Claim. If the Stockholder Representative does not so elect to undertake and conduct the defense of such Third Party Claim or is not entitled to compromise of defend such claim, the Indemnified Party shall undertake the defense of and use reasonable efforts to defend such claim and shall consult with the Stockholder Representative regarding the strategy for defense of such claim. Neither Stockholder Representative nor any Indemnified Party shall have the right to settle or compromise any such claim except, in the case of a settlement or compromise by the Stockholder Representative, with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed) and, in the case of a settlement or compromise by any Indemnified Party, with the prior consent of the Stockholder Representative (which consent will not be unreasonably withheld or delayed); provided, further, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter.
     6.9 No Right of Contribution. No holder of shares of Capital Stock shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company or any of its representations, warranties, covenants or agreements in connection with this Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise.

ARTICLE VII
FEES AND EXPENSES; AMENDMENT
     7.1 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses.
     7.2 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Required Stockholder Approval, provided that after obtaining the Required Stockholder Approval, no amendment shall be made which requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Surviving Corporation, to:

comScore, Inc.
11465 Sunset Hills Road, Suite 200
Reston, VA 20190
Attention: Chief Financial Officer
(703) 438-2325 phone
(703) 438-2033 fax

With a copy with shall not constitute notice to:

comScore, Inc.
11465 Sunset Hills Road, Suite 200
Reston, VA 20190
Attention: General Counsel
(703) 438-2111 phone
(703) 438-2350 fax

with a copy to (which shall not constitute notice to Parent or Merger Sub):

Holland & Knight LLP
1600 Tysons Blvd. Suite 700
McLean, Virginia 22102
Telephone No: (703) 720-8018
Facsimile: (703) 720-8610
Attn: Marisa Terrenzi

(b)	if to the Stockholder Representative, to:

Randolph L. Austin, Jr.
i-Hatch Ventures LLC
584 Broadway, ste 1103
New York, NY 10012
212.651.1750 tel
212.208.4590 fax

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104
Attention: Craig E. Sherman
Telephone No.: (206) 883-2500
Telecopy No.: (206) 883-2699
     8.2 Definitions. For purposes of this Agreement, the following terms shall have the following definitions.
     “Accounts Receivable” has the meaning set forth in Section 2.20.
     “Agreement” has the meaning set forth in the Preamble.
     “Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.
     “Aggregate Preferred Preference” means the sum of (a) the product of (i) the Per Share Series A Preference Amount multiplied by (ii) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, plus (b) the product of (i) the Per Share Series B Preference Amount multiplied by (ii) the aggregate number of shares of

Series B Preferred Stock outstanding immediately prior to the Effective Time plus (c) the product of (i) the Per Share Series C Preference Amount multiplied by (ii) the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time.
     “Basket Amount” has the meaning set forth in Section 6.4(a).
     “Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of Washington are authorized or obligated to close.
     “Capital Stock” means the Common Stock and the Preferred Stock.
     “Capitalization Claim Exception” has the meaning set forth in Section 6.5(a).
     “Cash” means, as of the Closing Date, the difference of (a) the sum of the aggregate amount of cash and cash equivalents held as of 8:00 a.m. (Pacific Time) in the bank accounts, including money market accounts, of the Company and its Subsidiary, plus deposits in transit and deposits not yet cleared with respect to such accounts minus (b) the aggregate balance of all outstanding checks written against such accounts as of the Closing Date.
     “Cash Target” has the meaning set forth in Section 1.11(a).
     “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended.
     “Certificate of Merger” has the meaning set forth in Section 1.2.
     “Certificates” has the meaning set forth in Section 1.7(c).
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Balance Sheet” has the meaning set forth in Section 1.11(a).
     “Closing Date” has the meaning set forth in Section 1.2.
     “Closing Payoff Certificate” has the meaning set forth in Section 5.3(h).
     “Closing Payoffs” means the sum of (i) Indebtedness, if any, (ii) payments to be made to holders of Company Warrants, if any, (iii) any employee bonuses payable as a result of the consummation of the transactions contemplated under the Agreement, all of which are listed on Schedule 8.2 hereto (the “Change in Control Payments”) and (iv) all costs and expenses owed to third parties by the Company or any Company Subsidiary in connection with the transactions hereunder (including those owed to legal counsel, accountants, investment bankers, financial advisors, brokers, finders or consultants).
     “Code” has the meaning set forth in Section 1.7(d).

     “Common Stock” means the common stock, par value $0.001 per share, of the Company.
     “Common Stock Equivalent Number” means the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Common Stock cancelled pursuant to Section 1.6(e)), (ii) the number of shares of Common Stock issuable upon conversion of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Preferred Stock cancelled pursuant to Section 1.6(e)), and (iii) the number of shares of Common Stock underlying the Vested Company Options that are outstanding immediately prior to the Effective Time.
     “Companies Act” shall mean the Companies Act of 1985 of the United Kingdom, as amended from time to time.
     “Company” has the meaning set forth in the Preamble.
     “Company Balance Sheet” has the meaning set forth in Section 2.4.
     “Company Benefit Plan” has the meaning set forth in Section 2.12(a).
     “Company Business” has the meaning set forth in Section 2.8(a).
     “Company Charter Documents” has the meaning set forth in Section 2.1(b).
     “Company Disclosure Letter” has the meaning set forth in the ARTICLE II.
     “Company Intellectual Property Rights” has the meaning set forth in Section 2.8(a).
     “Company Material Contract” has the meaning set forth in Section 2.16(a).
     “Company Option Plan” means the 2004 Stock Plan of the Company.
     “Company Options” means options to purchase shares of Common Stock issued by the Company (including, but not limited to, options issued to employees of the Company).
     “Company Participants” has the meaning set forth in the Section 4.2.
     “Company Permits” has the meaning set forth in the Section 2.9(b).
     “Company Products” has the meaning set forth in Section 2.8(a).
     “Company Proposals” has the meaning set forth in the Section 4.1.
     “Company Registered Intellectual Property Rights” has the meaning set forth in Section 2.8(b).

     “Company Stockholder” shall mean a holder of Capital Stock as of immediately prior to the Effective Time.
     “Company Warrants” means warrants to purchase Capital Stock.
     “Confidential Information” has the meaning set forth in Section 2.8(a).
     “Contaminants” has the meaning set forth in the Section 2.8(p).
     “Contract” shall mean any written, oral or other legally binding agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or other legally binding commitment.
     “Controlled Group Affiliate” has the meaning set forth in Section 2.12(c).
     “Copyrights” has the meaning set forth in Section 2.8(a).
     “Covered Persons” has the meaning set forth in Section 4.3(a).
     “Delaware Law” has the meaning set forth in the Recitals.
     “DGCL” has the meaning set forth in Section 1.6(f)(i).
     “Dispute Resolution Procedure” means the procedure pursuant to which the items in dispute pursuant to Section 1.11 are referred by Parent or the Stockholder Representative for determination as promptly as practicable to the Independent Accounting Firm, which will be jointly engaged by Parent, on the one hand, and the Stockholder Representative, on the other hand, pursuant to an engagement letter in customary form which each of Parent and Stockholder Representative will execute. If BDO Seidman is unable to serve as the Independent Accounting Firm and Parent and the Stockholder Representative have failed to reach agreement on an Independent Accounting Firm within ten (10) calendar days, then the Independent Accounting Firm will be selected by Parent and subject to consent by the Stockholder Representative (such consent not to be unreasonably withheld, delayed or conditioned). The Independent Accounting Firm will prescribe procedures for resolving the disputed items and in all events will make a written determination, with respect to such disputed items only (i.e., in connection with Section 1.11, whether and to what extent, if any, the calculations of the Net Working Capital or Cash require adjustment of the Per Share Participation Amount based on the terms and conditions of this Agreement) (each, a “Determination”). The Determination will be based solely on presentations with respect to such disputed items by Parent and the Stockholder Representative to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by Parent or the Stockholder Representative in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm. Each of Parent and the Stockholder Representative will use its reasonable best efforts to make its presentation as promptly as practicable following submission to the Independent Accounting

Firm of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any question and requests of the Independent Accounting Firm. Parent and the Stockholder Representative will instruct the Independent Accounting Firm to deliver the Determination to Parent and the Stockholder Representative no later than thirty (30) calendar days following the date on which the disputed items are referred to the Independent Accounting Firm. In deciding any matter, the Independent Accounting Firm will be bound by the provisions of Section 1.11, (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Parent or the Stockholder Representative or less than the smallest value for such item claimed by either Parent or the Stockholder Representative, and (iii) will be bound by the express terms, conditions and covenants set forth in this Agreement, including the definitions contained herein. In the absence of fraud or manifest error, the Determination will be conclusive and binding upon Parent and the Company Stockholders. The Independent Accounting Firm will consider only those items and amounts in the Parent’s notice delivered pursuant to Section 1.11 which Parent and the Stockholder Representative were unable to resolve. All fees and expenses (including reasonable attorney’s fees and expenses and fees and expenses of the Independent Accounting Firm) incurred in connection with any dispute under Section 1.11 will be borne by Parent and the Company Stockholders based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by the parties (it being understood that the Company Stockholders’ portion shall be paid out of the Representative Expense Reserve prior to the Stockholder Representative seeking contribution from the Company Stockholders). By way of example and not by way of limitation, if Parent seeks a $70,000 upward adjustment to the Net Working Capital and the Stockholder Representative disputes all of such adjustment and the Independent Accounting Firm determines that there will be a $30,000 upward adjustment, then the Company Stockholders will be responsible for three-sevenths (3/7th) of the fees and expenses and Parent will be responsible for four-sevenths (4/7th) of the fees and expenses.
     “Dissenting Shares” has the meaning set forth in Section 1.6(f)(i).
     “Dissenting Shares Reduction Amount” has the meaning set forth in Section 1.6(f)(iii).
     “Effective Time” has the meaning set forth in Section 1.2.
     “Employee” has the meaning set forth in Section 2.12(a).
     “Employment Agreement” has the meaning set forth in Section 5.3(e).
     “Environmental Laws” shall mean all Legal Requirements relating to pollution, protection of the environment or exposure of any individual to Hazardous Materials, including all Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Agent” shall mean SunTrust, NA, or any successor as determined in accordance with the Escrow Agreement.
     “Escrow Agreement” has the meaning set forth in the Recitals.
     “Escrow Amount” means an amount of cash equal to (a) the Merger Consideration multiplied by (b) 15%.
     “Escrow Fund” shall mean the Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement together with all interest on or other taxable income, if any, earned from the investment of the Escrow Amount.
     “Escrow Termination Date” shall mean the date that is 18 months following the Closing Date.
     “Excess Cash” has the meaning set forth in Section 1.11(b)(ii).
     “Excess WC” has the meaning set forth in Section 1.11(b)(i).
     “Exchange Agent” has the meaning set forth in Section 1.7(a).
     “Exchange Fund” has the meaning set forth in Section 1.7(b).
     “Final Cash” has the meaning set forth in Section 1.11(c).
     “Final Net Working Capital” has the meaning set forth in Section 1.11(c).
     “Final Positive Adjustments” has the meaning set forth in Section 1.11(b)(ii).
     “Financial Statements” has the meaning set forth in Section 2.4.
     “Founders” means William Hodgman and James (Seamus) F. McAteer.
     “Fraud Claim Exception” has the meaning set forth in Section 6.5(a).
     “GAAP” has the meaning set forth in Section 2.4.
     “Governmental Entity” has the meaning set forth in Section 2.3(d).
     “Hazardous Materials” means any “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant” or “toxic substance” (as defined or regulated by any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et

seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, or any analogous state and local laws and regulations), petroleum and petroleum products, polychlorinated biphenyls or asbestos.
     “IHTA 1984” means the Inheritance Act 1984 of the United Kingdom as amended from time to time.
     “Inbound Licenses” has the meaning set forth in Section 2.8(f).
     “Indebtedness” means, without duplication, all obligations of the Company or its Subsidiaries: (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) in respect of the deferred purchase price of property (excluding accounts payable and other current liabilities incurred in the ordinary course of business); and (iv) in respect of all guarantees by the Company or any Subsidiary on account of indebtedness for borrowed money of any other Person.
     “Indemnified Parties” shall mean Parent and the Surviving Corporation and their respective officers, directors, employees, stockholders, advisers, agents and Affiliates, successors, heirs, permitted assigns and representatives.
     “Independent Accounting Firm” means (a) an office of BDO Seidman (or such other accounting firm to be selected in the manner set forth in the definition of “Dispute Resolution Procedure”) which will be jointly engaged by, and mutually agreeable to, Parent and the Stockholder Representative and (b) is not, and has not been, engaged by Parent or Company or their respective Affiliates during any of the three (3) calendar years preceding the joint engagement by Parent and the Stockholder Representative.
     “Intellectual Property” has the meaning set forth in Section 2.8(a).
     “Intellectual Property Rights” has the meaning set forth in Section 2.8(a).
     “International Employee Plan” has the meaning set forth in Section 2.12(f).
     “Inventions” has the meaning set forth in Section 2.8(a).
     “IRS” shall mean the Internal Revenue Service.
     “Joint Release Instructions” has the meaning set forth in the Escrow Agreement.
     “Knowledge” with respect to the Company, with respect to any matter in question, the actual knowledge of Will Hodgman, James McAteer, Steve Perrin, Mark Klebanoff, Robert Hooven, Herve Le Jouan, together with the knowledge each such Person reasonably would be expected to have in the ordinary and usual performance of their duties on behalf of the Company. With respect to the Parent, with respect to any matter in question, the actual knowledge of the Chief Executive Officer or the Chief Financial Officer of Parent.
     “Leased Real Property” has the meaning set forth in Section 2.13.

     “Leases” has the meaning set forth in Section 2.13.
     “Legal Opinion” has the meaning set forth in Section 5.3(j).
     “Legal Requirements” shall mean any federal, state, local, foreign or other law, statute, constitution, principle of common law, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.
     “Liens” has the meaning set forth in Section 2.1(d).
     “Losses” shall mean all losses, liabilities, damages, deficiencies, penalties, fines, amounts paid in settlement, costs and expenses (including reasonable attorneys’ and other professional fees and expenses and including the reasonable costs and expenses of investigation and legal proceedings), or other loss.
     “Major Customers” has the meaning set forth in Section 2.22(a).
     “Material Adverse Effect,” when used in connection with an entity, means any change or effect that is or could reasonably be expected to be materially adverse to such entity taken as a whole with its Subsidiaries.
     “Materiality Qualifications” means any “material,” “materially”, “in all material respects”, “Material Adverse Effect” and similar qualifications contained in any representations and warranties under this Agreement, the Company Disclosure Letter or any other certificate, document, writing or instrument delivered by or on behalf of the Company pursuant to this Agreement.
     “Merger” has the meaning set forth in Section 1.1.
     “Merger Consideration” means (a) $44,300,000 minus (b) the aggregate amount of the Preliminary Negative Adjustments, and plus (c) the Final Positive Adjustments.
     “Merger Consideration Allocation Statement” has the meaning set forth in Section 4.11.
     “Merger Sub” has the meaning set forth in the Preamble.
     “Necessary Consents” has the meaning set forth in Section 2.3(d).
     “Net Working Capital” means the difference (whether positive or negative) of (a) the Company’s and its Subsidiary’s current assets as of the Closing Date and (b) the Company’s and its Subsidiary’s current liabilities as the Closing Date, in each case as determined in accordance with GAAP (except as otherwise provided herein); provided that, for purposes of calculating Net Working Capital:

     (i) current assets will exclude (A) any Cash of the Company and its Subsidiary and (B) any Tax assets of the Company and its Subsidiary; and
     (ii) current liabilities will include (A) any current Taxes payable by the Company or its Subsidiary (other than (i) the employer portion of any payroll or employment Taxes related to the treatment of Options pursuant to this Agreement and (ii) the employer portion of any payroll or employment Taxes related to any Change in Control Payments) and (B) and the aggregate amount of Closing Payoffs.
     “Non-Disclosure Agreement” has the meaning set forth in Section 5.3(e).
     “Officer’s Certificate”. Shall mean a certificate signed by any officer of Parent: (i) stating that an Indemnified Party has paid, sustained or incurred Losses set forth in Section 6.3 and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained or incurred, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
     “Open Source Materials” has the meaning set forth in Section 2.8(m).
     “Option Exchange Ratio” shall mean the quotient obtained by dividing (a)  the Per Share Participation Amount by (b) the Option Trading Price.
     “Option Trading Price” shall mean the closing sale price of one share of Parent Common Stock quoted on the NASDAQ Global Market, as reported in The Wall Street Journal, on the Closing Date (as adjusted appropriately to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
     “Outbound Licenses” has the meaning set forth in Section 2.8(h).
     “Parent” has the meaning set forth in the Preamble.
     “Parent Common Stock” means the common stock, par value $0.001 per share, of the Parent.
     “Parent Option” shall mean any option to purchase shares of Parent Common Stock issued pursuant to the terms of Section 1.6(b)(ii) hereof in connection with the substitution of an Unvested Company Option.
     “Patent Rights” has the meaning set forth in the Section 2.8(a).
     “Per Share Participation Amount” means an amount equal to the fraction, (a) the numerator of which is the excess, if any, of (i) the sum of (A) the Merger Consideration plus (B) the sum of exercise price of each Vested Company Option outstanding immediately prior to the Effective Time multiplied by the aggregate number of shares of Capital Stock underlying each such Vested Company Option, over the sum of (ii) the amount equal to the sum of the Aggregate

Preferred Preference and the Representative Expense Reserve, and (b) the denominator of which is the Common Stock Equivalent Number.
     “Per Share Series A Preference Amount” means $0.6827, plus an amount equal to all accrued but unpaid dividends on each share of Series A Preferred Stock.
     “Per Share Series B Preference Amount” means $1.1196, plus an amount equal to all accrued but unpaid dividends on each share of Series B Preferred Stock.
     “Per Share Series C Preference Amount” means $1.9757, plus an amount equal to all accrued but unpaid dividends on each share of Series C Preferred Stock.
     “Permits” has the meaning set forth in the Section 2.9(b).
     “Permitted Liens” shall mean (i) liens for Taxes and other similar governmental charges and assessments which are not yet due and payable, or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) undetermined or inchoate liens, charges and privileges existing as of the Closing Date and any statutory liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever existing as of the Closing Date and claimed or held by any Governmental Entity that have not at the time been filed or registered or that are related to obligations that are not due or delinquent, (iv) security given in the ordinary course of business as of the Closing Date to any public utility, Governmental Entity or other statutory or public authority and (v) liens not materially affecting the value or use of the underlying asset(s).
     “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
     “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock.
     “Preliminary Negative Adjustment” has the meaning set forth in Section 1.11(a).
     “Preliminary Cash” has the meaning set forth in Section 1.11(a).
     “Preliminary Statement” has the meaning set forth in Section 1.11(a).
     “Preliminary WC” has the meaning set forth in Section 1.11(a).
     “Pro Rata Portion” with respect to each Company Stockholder, the quotient obtained by dividing (x) the aggregate portion of the Merger Consideration to be received for all shares of Capital Stock by such Company Stockholder by (y) the aggregate amount of the Merger

Consideration to be received by all Company Stockholders with respect to all of the outstanding shares of Capital Stock.
     “Registered Intellectual Property Rights” has the meaning set forth in Section 2.8(a).
     “Representations Claims” has the meaning set forth in Section 6.5(a).
     “Representative Expense Reserve” shall mean $250,000.
     “Required Stockholder Approvals” has the meaning set forth in the Section 4.1.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.
     “Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company.
     “Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.001 per share, of the Company.
     “Specified Claims” has the meaning set forth in Section 6.5(a).
     “Stockholder Representative” has the meaning set forth in the Preamble.
     “Subsidiary” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
     “Subsidiary Charter Documents” has the meaning set forth in Section 2.1(b).
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Target” has the meaning set forth in Section 1.11(a).
     “Tax” or “Taxes” has the meaning set forth in Section 2.7(a).
     “Tax Returns” has the meaning set forth in Section 2.7(b)(i).
     “Third Party Claim” has the meaning set forth in the Section 6.8.
     “Title Claim Exception” has the meaning set forth in Section 6.5(a).

     “Trade Secret Rights” has the meaning set forth in Section 2.8(a).
     “Trademarks” has the meaning set forth in Section 2.8(a).
     “Trademark Rights” has the meaning set forth in Section 2.8(a).
     “Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested immediately prior to the Effective Time and does not vest as a result of the occurrence of the Merger.
     “Vested Company Option” shall mean any Company Option (or portion thereof) that is vested immediately prior to the Effective Time, or vests as a result of the occurrence of the Effective Time.
     “Vested Option Consideration” has the meaning set forth in Section 1.6(b)(i).
     “Works of Authorship” has the meaning set forth in Section 2.8(a).
     8.3 Interpretation; Knowledge.
          (a) When a reference is made in this Agreement to paragraph, subparagraph, Section, subsection, clause, subclause, Article, Recital, Exhibit or Schedule, such reference shall be to a paragraph, subparagraph, Section, subsection, clause, subclause, Article, Recital, Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in Company Disclosure Letter with regard to a representation of the Company shall be deemed made with respect to any other representation by such party to which such exception or disclosure is reasonably apparent on its face. For purposes of this Agreement, the obligation to use “reasonable best efforts” and “commercially reasonable efforts” shall not require a party to pay any consent fee, profit sharing payment or any other consideration for any consent, approval or amendment (except for filing fees, other administrative charges and other reasonable out-of-pocket expenses). Any dollar thresholds set forth herein shall not be used as a benchmark for determinations of what is or is not “material” under this Agreement. Unless the context of this Agreement otherwise requires (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.
     8.4 Counterparts. This Agreement may be executed in two or more counterparts, including facsimile and other electronic counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Nonbinding Proposal for the Acquisition of M:Metrics, Inc., dated May 15, 2008 between the Parent and the Company, and the Exclusivity Agreement between the Parent and the Company, dated May 15, 2008. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and shall not confer on any Person any rights, benefits or remedies under or by reason of this Agreement except (a) as specifically provided, after the Effective Time, in Section 4.3 and Section 4.9; (b) subject to Section 6.7(c), the rights of holders of shares of the Company’s Capital Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement; and (c) after the Effective Time, the rights of holders of shares of the Company’s Capital Stock to receive the Merger Consideration specified in this Agreement.
     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement.
     8.8 No Other Representations and Warranties.
          (a) Each of the Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its businesses and operations, and Parent and Merger Sub have been furnished with or given full access to such information about the Company and its businesses and operations as they requested. Parent and Merger Sub acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) Parent and Merger Sub are familiar with such uncertainties; and (iii) Parent and Merger Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives. The foregoing, however, does not limit or modify the representations and warranties of the Company contained in this Agreement, the Company Disclosure Letter and any other document, exhibit, statement, certificate or schedule which is furnished or to be furnished by the Company pursuant to this Agreement in connection with the Closing of the transactions herein contemplated or the right of Parent and Merger Sub to rely thereon.
          (b) PARENT AND MERGER SUB EACH ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING IN ARTICLE III HEREOF AND THE COMPANY DISCLOSURE LETTER, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY THE COMPANY OR ANY OTHER PERSON, INCLUDING (I) WITH RESPECT TO THE COMPANY, ITS SUBSIDIARIES, OR THEIR ASSETS AND LIABILITIES, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR (II) AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY FURNISHED OR MADE AVAILABLE TO PARENT, MERGER SUB AND THEIR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     8.10 Consent to Jurisdiction.
          (a) EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF DELAWARE, NEW CASTLE COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY DELAWARE STATE OR FEDERAL COURT SITTING IN NEW CASTLE COUNTY. EACH OF PARENT, THE COMPANY AND MERGER SUB AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR, PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
          (b) EACH OF PARENT, THE COMPANY AND MERGER SUB IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING

TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 8.11 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     8.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     8.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     8.13 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.13 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     8.14 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
     8.15 Time. Time is of the essence in each and every provision of this Agreement.
*****

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.
PARENT:

COMSCORE, INC.
By:
Name:
Title:

MERGER SUB:

OPINIONCOUNTS, INC.
By:
Name:
Title:

COMPANY:

M:METRICS, INC.
By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE,
With respect to Article VI, only

Randolph L. Austin, Jr.

****AGREEMENT AND PLAN OF MERGER****